Exhibit 10.33

SHARE PURCHASE AND ASSET TRANSFER AGREEMENT

By and Among

IHS ENERGY GROUP, INC.

As Purchaser,

IHS ENERGY INNOVATIONS, INC.

and

LUNA INNOVATIONS INCORPORATED

Kent A. Murphy

Kenneth D. Ferris

Roberta Denise Couch

Walter Daub

Robert L. Martinet

Michael F. Gunther

Robert Harman

As Sellers

Dated October 1, 2003

EXECUTION COPY

SHARE PURCHASE AND ASSET TRANSFER AGREEMENT

THIS SHARE PURCHASE AND ASSET TRANSFER AGREEMENT (this “Agreement”), is made and entered into as of October 1, 2003, by and among IHS Energy Group Inc., a Delaware corporation (the “Purchaser”), IHS Energy Innovations, Inc., a Colorado corporation and wholly-owned subsidiary of Purchaser (“IHS Sub”), and each of Luna Innovations Incorporated, a Delaware corporation (“Luna Innovations”), Kent A. Murphy (“Murphy”), Kenneth D. Ferris (“Ferris”), Roberta Denise Couch, Walter Daub, Robert L. Martinet, Michael F. Gunther and Robert Harman (each, a “Seller,” and collectively, the “Sellers”).

WHEREAS, the Sellers are the owners and holders of all of the issued and outstanding capital stock of Luna i–Monitoring Inc., a Delaware corporation (“the Company”), with each Seller owning that number of shares of Common Stock, par value $0.0001 per share, of the Company (the “Common Stock”) as is set forth opposite each such Seller’s name on Schedule 1(a) hereto;

WHEREAS, the Sellers desire to sell to the Purchaser, and the Purchaser desires to purchase from the Sellers, all of the Securities (as hereinafter defined), on the terms and subject to the conditions contained in this Agreement;

WHEREAS, Luna Innovations owns and/or has licenses to all of the i–Monitoring Intellectual Property (as defined in Article I below);

WHEREAS, Luna Innovations wishes to grant to the Company, and the Company wishes to receive, a non-exclusive license to Company Licensed Sensor IP (as defined in Article I below);

WHEREAS, Luna Innovations wishes to sell, transfer, grant, assign and convey (the “Transfer”) to IHS Sub, and IHS Sub wishes to receive, accept and assume, all of Luna Innovations’ claims, right, title and interest in and to the Purchaser Transferred Property (as defined in Article I below);

WHEREAS, in consideration of the Transfer by Luna Innovations of the Purchaser Transferred Property to IHS Sub pursuant to Purchaser Transfer Documents (as defined in Article I below), the Sellers desire that 56.83% of the Net Proceeds (as defined in Article I below) be allocated to Luna Innovations in accordance with Section 2.1(b) hereof; and

NOW, THEREFORE, in consideration of the mutual agreements hereinafter contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth below:

“Adjusted Net Proceeds” means the product of 1.5 and the aggregate amount of Net Proceeds (as defined below).

“Assigned IP” shall mean all rights and assets assigned by Luna Innovations to IHS Sub pursuant to the Intellectual Property Assignment, including the Intellectual Property Rights of Luna Innovations assigned thereunder.

“Closing Creditors” shall mean (i) Luna Innovations, (ii) the Company’s legal counsel in connection with this Agreement and the transactions contemplated hereby, and (iii) WWC (as defined below).

“Company Entities” means the Company and all of its subsidiaries, if any, and any successor entities of the foregoing.

“Company Licensed Sensor IP” shall mean all rights licensed by Luna Innovations to Company pursuant to the Non-Exclusive Intellectual Property License Agreement, including the Intellectual Property Rights of Luna Innovations licensed thereunder.

“Company Material Adverse Effect” means any event, occurrence, fact, condition, change or effect that is materially adverse to the assets, business, operations, prospects, condition (financial or otherwise) or results of operations of the Company, or that questions the validity of this Agreement or any of the other Transaction Documents to be delivered by Sellers, or the right of Sellers to enter into such Transaction Documents or to consummate the transactions contemplated hereby and thereby.

“Company Products” means all wireless sensing devices, wireless sensing device technology, and all elements of any of the foregoing, developed and/or currently under development, solely or jointly with a third party, by the Company prior to the Closing Date (or on behalf of the Company and/or Luna Innovations by the i–Monitoring Employees prior to the Closing Date), as set forth on Schedule 2(a) hereto.

“Direct Manufacturing Cost” means any direct costs, expenses or expenditures incurred by the Company Entities and the Purchaser Entities in the manufacture of Wireless Sensing Products, including, without limitation, materials, subcontract assembly testing, shipping, quality assurance and configuration. To the extent the manufacture of Wireless Sensing Products is not outsourced to a third party, Direct Manufacturing Cost shall also include any overhead charges reasonably allocated to labor, plant and equipment costs directly associated with the manufacture, testing, shipping, quality control and configuration of Wireless Sensing Products.

“Exclusive Intellectual Property License Agreement” means the Exclusive Intellectual Property License Agreement dated as of the Closing Date between Luna Innovations and IHS Sub, in the form attached hereto as Exhibit A.

“Governmental Entity” means any domestic or foreign federal, state, municipal, local or other governmental or multi-national body, or any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body exercising any regulatory or taxing authority thereunder.

“IHSGI” means Information Handling Services Group, Inc. and all of its subsidiaries.

“i–Monitoring Product Failure” means that the Purchaser Entities have in good faith determined that the wireless sensing devices or wireless sensing device technology, or any element of any of the foregoing, that are material to the Luna i–Monitoring Business and are developed, solely or jointly with a third party, by the Company Entities (or by the i–Monitoring Employees on behalf of the Company or Luna Innovations prior to the Closing Date) or by the Purchaser Entities, and that are sold or licensed on a stand-alone basis or are incorporated into any product that is sold or licensed by the Company Entities or by the Purchaser Entities, are not reasonably commercially viable.

“i–Monitoring Intellectual Property” means the wireless sensing devices and technology (including wireless sensing devices and technology under development), including sensors and all hardware, firmware and software designs, and all Intellectual Property Rights of Luna Innovations in and to the i–Monitoring Wireless Sensing Technology (as defined in the Intellectual Property Assignment) and all other rights and assets (other than the Retained Assets (as defined below) and other than such rights to the Licensed Sensor Technology (as defined below) licensed to Luna Energy, LLC, Baker Hughes Incorporated or any of their respective affiliates under the Technology Agreement (as defined below)), that are assigned or licensed, as applicable, to IHS Sub or the Company, as applicable, by Luna Innovations pursuant to the LI Transfer Documents (as defined below).

“including” means including, without limitation.

“Intellectual Property Assignment” means that certain Intellectual Property Assignment, dated as of the Closing Date, between Luna Innovations and IHS Sub, in the form attached hereto as Exhibit B.

“Intellectual Property Rights” means all proprietary or other rights throughout the world provided under (i) patent law, including inventions, whether patentable or not, issued patents, applications therefor pending before any relevant authority worldwide, including, without limitation, any additions, continuations, continuations-in-part, divisions, reissues, reexaminations, renewals or extensions based thereon, (ii) copyright law, (iii) trademark and service mark law, (iv) design patent or industrial design law, (v) semi-conductor chip or mask work law, (vi) trade secret or trade dress law, and (vii) any other statutory provisions, common law principle or principle of law under any jurisdiction in the world which provides proprietary or other intellectual property rights.

“Licensed Sensor Technology” means the technology listed on Schedule 1(e) to this Agreement.

“Lien” means any lien, mortgage, encumbrance, security interest, charge or other similar restriction of any kind.

“LI Transfer Documents” means (a) the Intellectual Property Assignment; (b) the Exclusive Intellectual Property License Agreement; and (c) the Non-Exclusive Intellectual Property License Agreement.

“Luna i–Monitoring Assets” means all of the rights and assets owned, licensed or used by the Company and Luna Innovations on and as of the Closing Date in connection with the Luna i–Monitoring Business (other than the Retained Assets (as defined in Section 4.12 below) and other than such rights to the Licensed Sensor Technology licensed to Luna Energy, LLC, Baker Hughes Incorporated or any of their respective affiliates under the Technology Agreement), including but not limited to, (i) all right, title and interest of Luna Innovations in and to the i–Monitoring Intellectual Property; (ii) all right, title and interest of Luna Innovations and the Company in and to the Company Products; (iii) all associated goodwill of the Company; (iv) all computer and other equipment and other tangible property of the Company set forth on Schedule 2(b) hereto (the “Tangible Property”); (v) all contracts of the Company; and (vi) all cash, accounts receivable and prepaid expenses of the Company on and as of the Closing Date.

“Luna i–Monitoring Business” means the entire business conducted by the Company on the Closing Date, and conducted on behalf of the Company by Luna Innovations and the i–Monitoring Employees (as defined in Section 4.14(a) hereof) prior to the Closing Date, in connection with the design, development, marketing and/or sale of the Company Products.

“Net Proceeds” shall mean One Million Dollars ($1,000,000) less the Transaction Costs (as defined below).

“Non-Exclusive Intellectual Property License Agreement” means the Intellectual Property License Agreement dated as of the Closing Date by and between Luna Innovations and the Company, in the form attached hereto as Exhibit C.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

“Purchaser Entities” means the Purchaser and all of its subsidiaries (including, without limitation, IHS Sub), IHSGI, and any successor entities of the any of the foregoing.

“Purchaser Licensed Sensor IP” shall mean all rights and assets licensed by Luna Innovations to IHS Sub pursuant to the Exclusive Intellectual Property License Agreement, including the Intellectual Property Rights of Luna Innovations licensed thereunder.

“Purchaser Material Adverse Effect” means any event, occurrence, fact, condition, change or effect that is materially adverse to the assets, business, operations, prospects, condition (financial or otherwise) or results of operations of Purchaser, or that questions the validity of this Agreement or any of the other Transaction Documents to be delivered by Purchaser, or the right of Purchaser to enter into such Transaction Documents or to consummate the transactions contemplated hereby and thereby.

“Purchaser Transfer Documents” means (a) the Intellectual Property Assignment, and (b) the Exclusive Intellectual Property License Agreement.

“Purchaser Transferred Property” shall mean the (a) Assigned IP, and (b) Purchaser Licensed Sensor IP.

“Retained IP Assets” means any and all Intellectual Property Rights retained by Luna Innovations under any of the LI Transfer Documents.

“Securities” means all of the issued and outstanding shares of capital stock of the Company, including all shares of capital stock of the Company issuable upon the exercise of all outstanding stock options and warrants.

“Tax” or “Taxes” means all income taxes, excise taxes, sales taxes, goods and services taxes, value added taxes, transfer taxes, property taxes, capital taxes, import and customs duties and other governmental charges and assessments, and includes additions by way of penalties, interest, fines and other amounts with respect thereto.

“Tax Legislation” means all legislation, statutes, laws, judgments, rules, regulations, interpretation bulletins and releases, orders and decrees of any jurisdiction, domestic or foreign, pursuant to which Taxes are payable.

“Tax Returns” means all tax returns required to be filed under the provisions of any applicable Tax Legislation and any tax forms required to be filed, whether in connection with a Tax Return or not, under the provisions of any applicable Tax Legislation.

“Technology Agreement” means the Amended and Restated Technology Transfer and License Agreement dated February 19, 2002 by and among Luna Innovations, Baker Hughes Incorporated and Luna Energy, LLC.

“Transaction Costs” means all fees, expenses, costs and expenditures incurred by the Company from the Closing Creditors in connection with this Agreement, as determined in good faith by the Board of Directors of the Company, set forth on Schedule 1(b) hereto, which fees, expenses, costs and expenditures may be updated by notice pursuant to Section 2.1(b) prior to the Closing.

“Transaction Documents” means this Agreement and all other agreements, instruments, certificates and documents contemplated hereby, including, without limitation, the Intellectual Property Assignment, the Exclusive Intellectual Property License Agreement, the Non-Exclusive Intellectual Property License Agreement, and the Key Employee Agreements (as defined in Section 3.2(a)(vi)).

“Upstream Petroleum Market” means the segment of the petroleum industry engaged in the exploration and extraction of oil and/or gas and the delivery to a refinery or other processing point.

“Wireless Sensing Products” means (i) all Company Products, and (ii) any wireless sensing devices or wireless sensing device technology, or any element of any of the foregoing, developed on or after the Closing Date, solely or jointly with a third party, by the Company Entities or by the Purchaser Entities, or licensed or acquired on or after the Closing Date by the Company Entities or the Purchaser Entities, that is sold or licensed on a stand-alone basis or is incorporated into any product that is sold or licensed by the Company Entities or the Purchaser Entities, either directly or indirectly through resellers, distributors, original equipment manufacturers and the like; excluding, however, any alternative, competing wireless sensing devices or wireless sensing device technology that the Company Entities or the Purchaser Entities license, develop or otherwise acquire as a result of and in response to an i–Monitoring Product Failure.

“WWC” shall mean WWC Securities, LLC.

ARTICLE II

PURCHASE AND SALE

2.1 Purchase and Sale of Securities and Purchaser Transferred Property.

(a) Purchase and Sale. At the Closing (as defined in Section 3.1 below), on the terms and subject to the conditions of this Agreement, (i) the Sellers shall sell, transfer and deliver to the Purchaser, and the Purchaser shall purchase from the Sellers, the Securities, and (ii) Luna Innovations shall sell, transfer, assign, and convey to IHS Sub, and IHS Sub shall accept and assume from Luna Innovations, in accordance with the terms of the Purchaser Transfer Documents, the Purchaser Transferred Property.

(b) Purchase Price. The aggregate purchase price (the “Purchase Price”) payable by the Purchaser for the Securities and the Purchaser Transferred Property shall be the sum of (a) an aggregate amount of One Million Dollars ($1,000,000) payable in cash on the Closing Date payable to the following persons in the amounts set forth herein as follows: (i) the amount of the Transaction Costs payable in cash to the Closing Creditors listed on Schedule 1(b) to this Agreement, in accordance with the amount of Transaction Costs set forth opposite each such Closing Creditor’s name on Schedule 1(b), as updated by written notice to the Purchaser prior to the Closing Date, (ii) in consideration of the Transfer by Luna Innovations of the Purchaser Transferred Property to IHS Sub, the amount of 56.83% of the Net Proceeds payable to Luna Innovations in cash, and (iii) in consideration of the sale of the Securities to the Purchaser, the amount of 43.17% of the Net Proceeds payable in cash pro rata to each Seller listed on Schedule 1(c) to this Agreement in accordance with the percentage of the Net Proceeds set forth opposite each such Seller’s name on such Schedule 1(c), plus (b) in further consideration of the sale of the Securities to the Purchaser, as provided in Section 2.2, the Earn-Out Consideration (as defined below) payable, in cash pro rata to each Seller listed on Schedule 1(d) to this Agreement in accordance with Section 2.2(d), based on the percentage of such Earn-Out Consideration set forth opposite the name of each such Seller on such Schedule 1(d).

2.2 Earn-Out Consideration.

(a) The Sellers shall receive contingent additional consideration for the sale of the Securities to Purchaser (the “Earn-Out Consideration”) as provided in this Section 2.2. The aggregate Earn-Out Consideration shall be an amount equal to ten percent (10%) of the greater of:

(i) all gross revenue (the “Revenue”) received from the sale, license, servicing or third-party development of any Wireless Sensing Products, or any element thereof, by the Company Entities or the Purchaser Entities during the period commencing on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date (the “Earn-Out Period”), or

(ii) the quotient of (A) all Direct Manufacturing Costs incurred in connection with Wireless Sensing Products sold or licensed during the Earn-Out Period, divided by (B) 0.75.

Notwithstanding anything of the foregoing to the contrary, in no event shall the Earn-Out Consideration payable to Sellers exceed nine million dollars ($9,000,000) in the aggregate (the “Maximum Earn-Out Consideration”).

The parties hereto acknowledge and agree that Revenue and Direct Manufacturing Costs shall be measured in accordance with GAAP (as defined in Section 4.4 below). The Earn-Out Consideration shall be paid quarterly within thirty (30) days of the end of each quarter for each fiscal year during the Earn-Out Period as set forth in Section 2.2(c) below. Purchaser shall act in good faith in connection with marketing, selling and licensing the Wireless Sensing Products, including setting the price, sales terms or licensing terms for such products at fair market value and commercially reasonable terms, including commercially reasonable discounts. The parties hereby acknowledge and agree that the Earn-Out Consideration shall not include any payment based on sales by the Company Entities or the Purchaser Entities, of Purchaser’s (or its subsidiary’s) product entitled “Field Direct”, any database or software products or any other products or services of the Company Entities or Purchaser Entities (other than Wireless Sensing Products or elements thereof) (collectively, the “Purchaser Products”), whether made in conjunction with the sale, license or servicing of any Wireless Sensing Products or otherwise; provided, however, that if any Wireless Sensing Product hardware and/or Wireless Sensing Product embedded software is included in any Purchaser Product without a separate charge to the customer for such Wireless Sensing Product hardware and/or Wireless Sensing Product embedded software, credit for such Wireless Sensing Product hardware and/or Wireless Sensing Product embedded software shall be given towards Revenue for purposes of the Earn-Out Consideration on a commercially reasonable basis based on the fair market value of such Wireless Sensing Product hardware and/or Wireless Sensing Product embedded software.

(b) In the event of any transfer, sale, assignment, license or other disposition by the Purchaser or the Purchaser Entities of the Company, of all or substantially all of the assets of the Company, or of the Intellectual Property Rights of the Company, not in connection with any Purchaser Change of Control (as defined below) (each, a “Company Change of Control”) prior to the end of the Earn-Out Period, then prior to such Company Change of Control, Purchaser shall make appropriate provision or cause appropriate provision to be made so that (i) the Earn-Out Consideration may be calculated and paid following such Company Change of Control, and (ii) Purchaser’s obligations under this Section 2.2 and Articles VI and IX are expressly assumed by the acquiring Person; provided, however, Purchaser shall not be relieved of its obligations under this Agreement as a result of such assumption in the event of a breach by the acquiring Person, and Purchaser’s obligation to pay the Earn-Out Consideration hereunder shall survive any Company Change of Control in the event of such breach. In the event of a Company Change of Control, or any subsequent Company Change of Control following acquisition by an acquiring Person (each, a “Subsequent Company Change of Control”), the provisions of this Section 2.2(b) shall apply with respect to such Company Change of Control or Subsequent Company Change of Control; provided, however, in the event (i) of a Company Change of Control or a Subsequent Company Change of Control, or (ii) that in connection with any sale of Purchaser, or any transfer, sale, assignment, license or other disposition of all or substantially all of the assets of Purchaser (each, a “Purchaser Change of Control”) Purchaser, shortly prior to such sale, or any successor or assign of Purchaser, shortly following such sale, elects to make a Business Termination Decision (as defined in Section 6.7 hereof) pursuant to Section 6.7 hereof (a “Purchaser Change of Control Termination”), then, Sellers may elect (an “Earn-Out Election”) in lieu of receiving any further Earn-Out Consideration to receive the payment computed in accordance with the next sentence (the “Earn-out Election Payment”). The Earn-Out Election Payment shall be an amount equal to the product of (x) the product of (A) 75%, in the event the Qualifying Election Event occurs during the first year following the Closing Date, (B) 65%, in the event the Qualifying Election Event occurs during the second year following the Closing Date or (C) 50%, in the event the Qualifying Election Event occurs during the remainder of the Earn-Out Period, times the quotient of the Earn-Out Consideration paid to the Sellers for the four Earn-Out Quarters (as defined in Section 2.2(c) below) immediately preceding the Company Change of Control, Subsequent Company Change of Control or Purchaser Change of Control Termination (each, a “Qualifying Election Event”), as applicable, divided by 12, times (y) the number of months remaining in the Earn-Out Period; provided, the Earn-Out Election Payment plus the Earn-Out Consideration paid shall in no event exceed the Maximum Earn-Out Consideration. In the event of an Earn-Out Election, the Earn-Out Period shall terminate on the date of the applicable Qualifying Election Event. Purchaser, or any applicable successor or assign of Purchaser, shall provide Sellers with written notice (the “Purchaser Notice”) of a proposed Qualifying Election Event at least ten (10) days prior to or after the date of such Qualifying Election Event, and shall provide Sellers with reasonable information (“Change of Control Information”) about the acquiring Person in connection with a Company Change of Control or a Subsequent Company Change of Control, as applicable, so that the Sellers may make a reasonably informed decision with respect to an Earn Out Election; provided, that if such Change of Control Information would involve confidential information, such Change of Control Information shall only be provided to Murphy and Ferris, and Murphy and Ferris execute an appropriate confidentiality agreement. Sellers shall notify Purchaser, or any applicable successor or assign of Purchaser, of their intention to exercise the Earn-Out Election within thirty (30) days of the Purchaser Notice. If the Qualifying Election Event is not consummated or effected, as applicable, the Earn-Out Election shall have no force or effect, and the Sellers shall retain the right to an Earn-Out Election with respect to any subsequent Qualifying Election Event. For purposes of an Earn-Out Election, a vote (a “Seller Majority Vote”) by Sellers holding a right to receive at least 67% of the Earn-Out Consideration (the “Seller Majority”) shall be deemed binding on all Sellers. The parties hereto acknowledge and agree that the consideration received by the Purchaser or the Company from any Company Change of Control shall not constitute Revenue or Direct Manufacturing Costs for purposes of Section 2.2(a).

(c) Within thirty (30) days of the end of the fourth fiscal quarter of the fiscal year beginning on December 1, 2002 and ending on November 30, 2003, and within thirty (30) days of the end of each succeeding fiscal quarter for the five fiscal year periods commencing on December 1 of such year and ending on November 30 of such year, up to and including the fiscal year ended

November 30, 2008, the Purchaser shall provide the Sellers with an initial statement of the Company’s Revenues and Direct Manufacturing Costs during the preceding fiscal quarter or, in the event that such period does not cover a full fiscal quarter, partial fiscal quarter during the Earn-Out Period (each such fiscal quarter or partial fiscal quarter during the Earn-Out Period, an “Earn-Out Quarter”) certified by Purchaser’s Chief Financial Officer as to the accuracy of such statement (each, a “Purchaser Statement”). Purchaser hereby covenants and agrees that it shall maintain the Company’s corporate existence, and separate books and records for the Company and the Wireless Sensing Products during the Earn-Out Period, which books and records shall be available for review by the Sellers and their respective accountants and auditors as provided in subsection (f) below.

(d) Together with such Purchaser Statements, the Purchaser shall pay the Sellers the applicable Earn-Out Consideration for such Earn-Out Quarter calculated in accordance with Section 2.2(a) above, payable (i) with respect to the first amount of dollars of Earn-Out Consideration earned up to an aggregate amount equal to the Adjusted Net Proceeds, pro rata to each Seller in accordance with the percentage set forth opposite the name of each Seller under the column “Seller’s Percentage” in Column A of Schedule 1(d) hereto, and (ii) after payment in full of the Adjusted Net Proceeds pursuant to Section 2.2(d)(i), with respect to any remaining Earn-Out Consideration earned during the Earn-Out Period, pro rata to each Seller in accordance with the percentage set forth opposite the name of each Seller under the column “Seller’s Percentage” in Column B of Schedule 1(d) hereto.

(e) Payment of the Earn-Out Consideration shall be made by check or, if requested by a Seller, by wire transfer of immediately available funds to an account specified by such Seller.

(f) The Seller Majority shall have the right to appoint a representative (the “Sellers’ Representative”) to audit the Purchaser Statement on an annual basis within forty-five (45) days of the conclusion of the applicable fiscal year during the Earn-Out Period. If Sellers’ Representative disagrees with any of the quarterly Purchaser Statements received from Purchaser for the preceding fiscal year, Sellers’ Representative (the “Seller Disputant”, and collectively with Purchaser, the “Disputants”) shall deliver a reasonably detailed statement (the “Seller Disputant’s Notice”) describing its objections to Purchaser within forty-five (45) days after the later of (i) conclusion of the applicable fiscal year, or (ii) the Sellers’ receipt of all four quarterly Purchaser Statements for the preceding fiscal year. In the event the Sellers’ Representative fails to provide a Seller Disputant’s Notice within such forty-five (45) day period, the Earn-Out Consideration for the applicable fiscal year shall be deemed to be conclusively agreed to by the parties. In the event of any such dispute between the Sellers’ Representative, on the one hand, and Purchaser, on the other hand, with respect to the applicable Purchaser Statement(s), or any calculation of Revenues, Direct Manufacturing Costs, or the Earn-Out Consideration for the preceding fiscal year, or any quarter of such fiscal year, the Sellers’ Representative and Purchaser shall first use their best efforts to resolve such dispute among themselves. If the Disputants are unable to resolve the dispute within twenty (20) business days of the Seller Disputant’s Notice, they agree to submit the dispute to mediation in accordance with the Commercial Mediation Rules of the American Arbitration Association. The Disputants will jointly appoint a mutually acceptable mediator, and shall in good faith make a reasonable effort to resolve the dispute with the assistance of the mediator. If the dispute is not resolved within sixty (60) business days after initiation of the initial attempts at resolution, such dispute shall be resolved solely and exclusively by binding arbitration in Roanoke, Virginia, under the commercial arbitration rules of the American Arbitration Association (the “AAA”). Following the filing by either party of a demand for arbitration with the AAA, the Sellers’ Representative, on the one hand, and Purchaser, on the other hand, shall select a single arbitrator and file with the AAA a notice of appointment. The two arbitrators so chosen shall select a third arbitrator who shall act as chairperson of the arbitration. If either Purchaser or the Sellers’ Representative have failed to file a notice of appointment designating an arbitrator within fifteen (15) business days following the filing by either party of a demand for arbitration, or should the two arbitrators selected above fail to select a third arbitrator within fifteen (15) business days, then at the request of any party, the President of the AAA shall select an arbitrator to fill the vacant position within fifteen (15) business days of a request by any party. The arbitrators shall commence a hearing on the matter within forty-five (45) calendar days of their appointment and shall continue the proceedings without interruption until all evidence and arguments are presented. The arbitrators shall have the authority to determine all issues regarding the dispute, including arbitrability. The arbitrators shall only interpret and apply the terms and provisions of this Agreement and the Transaction Documents at issue, and shall not change any such terms or provisions and, to the extent practicable, shall, notwithstanding its rules, apply Delaware law to the resolution of legal issues. The arbitrators shall thereafter resolve the dispute, and such resolution shall be final and binding on all Sellers and Purchaser. Purchaser and Sellers’ Representative agree to cooperate with the arbitrators to facilitate the speedy resolution of the dispute. The arbitrators shall provide the parties with a written decision within five (5) business days of the adjournment of the hearing and shall set forth the reasoning for such decision. The decision and award (if any) of the arbitrators shall be binding and final, i.e., not subject to appeal by Purchaser or any Seller, or any of their respective successors or assigns, and may be enforced in any court of competent jurisdiction. If the arbitrators find that the claims of either party in such arbitration are not warranted by existing law or by a non-frivolous argument for the extension, modification, or reversal of existing law or the establishment of new law, the arbitrators may award to the prevailing party its reasonable costs and expenses incurred in the arbitration (including legal fees). In all other instances, the fees and expenses of the arbitration panel and the mediator shall be borne one half (1/2) by Purchaser and one half (1/2) by the Sellers’ Representative, and each of the parties shall bear their own other fees and expenses (including legal fees) incurred in the arbitration and the mediation; provided, that the Sellers shall share all fees and expenses of the Sellers’ Representative on a pro rata basis based on their respective allocation of cash Earn-Out Consideration actually paid to the Sellers.

(g) The Earn-Out Consideration payable pursuant to this Section 2.2 does not constitute compensation for services, but rather constitutes part of the consideration for the Securities purchased by Purchaser under this Agreement and shall be treated as such for all tax purposes.

ARTICLE III

CLOSING; CONDITIONS PRECEDENT TO CLOSING;

ITEMS TO BE DELIVERED AT CLOSING

3.1 Closing, Date and Place. The consummation of the purchase and sale of the Securities and Purchaser Transferred Property contemplated hereby (the “Closing”) will take place at 10:00 a.m. Eastern Standard Time on October 1, 2003, or at such other time on or before the End

Date (as defined in Section 7.1(b) below) as the parties shall mutually agree, at the offices of Wilson Sonsini Goodrich & Rosati, PC, 11921 Freedom Drive, Suite 600, Reston, Virginia 20190. The date upon which the Closing occurs is referred to herein as the “Closing Date.”

3.2 Conditions Precedent to the Closing.

(a) Conditions Precedent to Purchaser’s Obligations. All obligations of Purchaser under this Agreement are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent:

(i) Representations and Warranties True as of the Closing Date. The representations and warranties of Sellers contained in this Agreement shall be true and correct in all material respects at and as of the date hereof and at and as of the Closing Date.

(ii) Compliance with this Agreement. Sellers shall have performed and complied with in all material respects all agreements and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.

(iii) Closing Certificate. Purchaser shall have received a certificate from Luna Innovations and the other Sellers, as applicable, dated the Closing Date, certifying in such detail as Purchaser may reasonably request that the conditions specified in Sections 3.2(a)(i) and 3.2(a)(ii) hereof have been fulfilled by Luna Innovations and the other Sellers, as applicable, and certifying that Luna Innovations and the other Sellers, as applicable, have obtained all consents and approvals required by Section 3.2(a)(iv) hereof (the “Sellers’ Closing Certificate”).

(iv) Consents and Approvals. All consents and approvals to be obtained by Sellers, including, without limitation, the consent or approval of any governmental or regulatory official, body or authority and any governmental, judicial or regulatory official, body or authority having jurisdiction over Sellers to the extent that their consent or approval is required or necessary for the consummation of the transactions contemplated hereby in the manner herein provided, shall have been obtained.

(v) No Threatened or Pending Litigation. On the Closing Date, no suit, action or other proceeding, or injunction or final judgment relating thereto, shall be pending before any court or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation that might result in any such suit, action or proceeding shall be pending.

(vi) Key Employee Agreements. Each of Kenneth D. Ferris, Robert Harman and Philip Couch (collectively, the “Key Employees”) shall have executed employment agreements and bonus agreements with the Company, in the forms attached hereto as Exhibits D, E and F, respectively, (collectively, the “Key Employee Agreements”).

(vii) Approval of Counsel; Corporate Matters. All actions, proceedings, resolutions, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters shall have been approved on the Closing Date by the General Counsel of Purchaser, in the exercise of his reasonable judgment. Sellers shall also have delivered to Purchaser such other documents, instruments, certifications and further assurances as such counsel may reasonably require.

(viii) Opinion of Counsel to the Company. Wilson Sonsini Goodrich & Rosati, P.C., counsel to the Company, shall have delivered to Purchaser a written opinion, dated the Closing Date, in the form of Exhibit G hereto, with only such changes as shall be in form and substance reasonably satisfactory to the Purchaser and its General Counsel (the “WSGR Opinion”).

(ix) Intellectual Property Assignment. Luna Innovations shall have executed and delivered to IHS Sub the Intellectual Property Assignment.

(x) Exclusive Intellectual Property License Agreement. Luna Innovations shall have executed and delivered to IHS Sub the Exclusive Intellectual Property License Agreement.

(xi) Non-Exclusive Intellectual Property License Agreement. Luna Innovations and the Company shall have executed and delivered to the Purchaser the Non-Exclusive Intellectual Property License Agreement.

(b) Conditions Precedent to the Obligations of Sellers. All obligations of Sellers under this Agreement are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent:

(i) Representations and Warranties True as of the Closing Date. The representations and warranties of Purchaser and IHS Sub contained in this Agreement shall be true and correct in all material respects at and as of the date hereof and at and as of the Closing Date.

(ii) Compliance with this Agreement. Purchaser and IHS Sub shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by each of them prior to or at the Closing.

(iii) Closing Certificates. Sellers shall have received a certificate from Purchaser and IHS Sub dated the Closing Date certifying in such detail as Sellers may reasonably request that the conditions specified in Sections 3.2(b)(i) and 3.2(b)(ii) hereof have been fulfilled and certifying that Purchaser and IHS Sub have obtained all consents and approvals required by Section 3.2(b)(iv) hereof (the “Purchaser’s Closing Certificate”).

(iv) Consents and Approvals. All consents and approvals to be obtained by Purchaser and IHS Sub, including, without limitation, the consent or approval of any governmental or regulatory official, body or authority and any governmental, judicial or regulatory official, body or authority having jurisdiction over Purchaser and IHS Sub to the extent that their consent or approval is required or necessary for the consummation of the transactions contemplated hereby in the manner herein provided, shall have been obtained.

(v) No Threatened or Pending Litigation. On the Closing Date, no suit, action or other proceeding, or injunction or final judgment relating thereto, shall be pending before any court or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation that might result in any such suit, action or proceeding shall be pending.

(vi) Approval of Counsel; Corporate Matters. All actions, proceedings, resolutions, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters shall have been approved on the Closing Date by counsel for Sellers in the exercise of their reasonable judgment. Purchaser and IHS Sub shall also have delivered to Sellers such other documents, instruments, certifications and further assurances as such counsel for Sellers may reasonably require.

(vii) Opinions of Counsel for Purchaser. The General Counsel of Purchaser shall have delivered to Sellers a written opinion, dated the Closing Date, in the form of Exhibit H hereto with only such changes as shall be in form and substance reasonably satisfactory to Sellers and their counsel (the “Purchaser Legal Opinion”).

(viii) Intellectual Property Assignment. IHS Sub shall have executed and delivered to Luna Innovations the Intellectual Property Assignment.

(ix) Exclusive Intellectual Property License Agreement. IHS Sub shall have executed and delivered to Luna Innovations the Exclusive Intellectual Property License Agreement.

3.3 Items to be Delivered at Closing.

(a) Items to be delivered by Sellers. At the Closing, the Sellers shall deliver, or cause to be delivered, to the Purchaser the following:

(i) Certificates representing the Securities, duly endorsed in blank for transfer or accompanied by stock powers duly executed in blank, sufficient in form and substance to convey to the Purchaser good title to the Securities free and clear of all Liens, with appropriate transfer stamps, if any, affixed.

(ii) A certificate dated as of the Closing Date, signed by the Secretary of the Company and certifying as to the Certificate of Incorporation and By-Laws of the Company, and a certificate of the Secretary of State of Delaware certifying as to the good standing of the Company.

(iii) A certificate dated as of the Closing Date, signed by the Secretary of Luna Innovations and certifying as to (A) the Certificate of Incorporation and By-laws of Luna Innovations, and incumbency of officers executing each of the Transaction Documents to which Luna Innovations is a party, and (B) resolutions of the Board of Directors of Luna Innovations authorizing the execution, delivery and performance by Luna Innovations of each of the Transaction Documents to which Luna Innovations is a party.

(iv) Copies of all consents, approvals, authorizations and filings with third Persons required for the consummation of the sale of the Securities or any of the other transactions contemplated by any of the Transaction Documents, or for the conduct of the business of the Company subsequent to the Closing Date, including, without limitation, those consents, approvals, authorizations and filings listed on Schedule 3.3(a)(iv) of the Disclosure Schedule (as defined in Article IV below).

(v) The WSGR Opinion dated as of the Closing Date.

(vi) Copies of resignations from all directors and officers of the Company (or, with respect to the officers, evidence that the officers have otherwise been removed from their officer positions), effective as of the Closing Date.

(vii) All books and records belonging to the Company.

(viii) Evidence that all holders of outstanding options to acquire shares of the Company have converted such options into Common Stock and all holders of warrants have exercised such warrants and that such former option holders and warrant holders are Sellers with respect to the Securities issued upon such exercise or conversion.

(ix) The Key Employment Agreements between the Company and each of the Key Employees, duly executed by each such Key Employee.

(x) The Sellers’ Closing Certificate.

(xi) The Intellectual Property Assignment, duly executed by Luna Innovations.

(xii) The Exclusive Intellectual Property License Agreement, duly executed by Luna Innovations.

(xiii) The Non-Exclusive Intellectual Property License Agreement, duly executed by each of Luna Innovations and the Company.

(xiv) Such other instruments or documents as may be reasonably required by the Purchaser as necessary or appropriate to carry out the transactions contemplated hereby.

(b) Items to be Delivered by the Purchaser and IHS Sub. At the Closing, the Purchaser and IHS Sub shall deliver, or cause to be delivered, to the Sellers the following:

(i) An aggregate amount equal to One Million Dollars ($1,000,000) payable in cash by wire transfer or cashier’s check, as requested by (A) the Company Creditors, to such Persons in the amounts set forth opposite each such Person’s name on Schedule 1(b) hereto, (B) Luna Innovations, to such Person in the amount of 56.83% of the Net Proceeds, and (C) the Sellers, to such Persons in accordance with the percentage of Net Proceeds set forth opposite each such Person’s name on Schedule 1(c) hereto.

(ii) (A) An aggregate amount equal to One Hundred Three Thousand Four Hundred Thirty Dollars ($103,430) payable in cash by wire transfer or cashiers check as requested by Luna Innovations, per the payables due by the Company to Luna Innovations shown on Schedule 4.5, and (B) an amount equal to the product of (x) Four Thousand Four Hundred Sixty One and 43/100 Dollars ($4,461.43), and (y) the number of week days beginning on and including Friday, September 26, 2003 through and including the Closing Date, payable by Purchaser company check to Luna Innovations.

(iii) The Purchaser Legal Opinion dated as of the Closing Date.

(iv) A certificate dated as of the Closing Date, signed by the Secretary of the Purchaser and certifying as to (A) the Certificate of Incorporation and By-laws of the Purchaser, and incumbency of officers executing each of the Transaction Documents to which the Purchaser is party, and (B) the resolutions of the Board of Directors of the Purchaser authorizing the execution, delivery and performance by the Purchaser of each of the Transaction Documents to which the Purchaser is a party.

(v) A certificate dated as of the Closing Date, signed by the Secretary of IHS Sub and certifying as to the resolutions of the Board of Directors of IHS Sub authorizing the execution, delivery and performance by IHS Sub of each of the Transactions Documents to which IHS Sub is a party.

(vi) The Key Employment Agreements between the Company and each of the Key Employees, duly executed by the Purchaser or the Company.

(vii) The Purchaser’s Closing Certificate.

(viii) The Intellectual Property Assignment, duly executed by IHS Sub.

(ix) The Exclusive Intellectual Property License Agreement, duly executed by IHS Sub.

(x) Such other instruments or documents as may reasonably required by the Sellers as necessary or appropriate to carry out the transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

LUNA INNOVATIONS AND THE SELLERS

Except as set forth in the section of the Disclosure Schedule attached as Exhibit I hereto corresponding to the applicable representation and warranty (the “Disclosure Schedule”), (i) Luna Innovations hereby represents and warrants to the Purchaser, and (ii) solely with respect to Sections 4.18, 4.19, 4.20, 4.22(b) and 4.23 hereof, each Seller hereby represents and warrants, severally but not jointly, to the Purchaser, as follows:

4.1 Organization and Authorization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power and lawful authority to own, lease and operate its assets, properties and business and to carry on its business as now conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified would not have a Company Material Adverse Effect. Copies of the Certificate of Incorporation and By-Laws of the Company as amended to date, and the corporate minutes of the Company, have been delivered to the Purchaser and are complete and correct in all material respects.

4.2 Capitalization of the Company. The authorized capital of the Company consists one million (1,000,000) shares of Common Stock, $0.0001 par value, of which five hundred ninety thousand (590,000) shares are issued and outstanding. All of the Securities have been duly authorized and validly issued and are fully paid and non-assessable and have been issued in compliance with all applicable laws. There are not any bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the Company’s stockholders may vote (“Voting Debt”) issued or outstanding. There exists no preemptive right of any kind with respect to the capital of the Company. Schedule 4.2 to the Disclosure Schedule lists all options granted to acquire shares of the Company, including the name of the grantee, the number of options, the date of grant, the expiration dates and the exercise price. All options formerly outstanding, including the options listed on Schedule 4.2 to the Disclosure Schedule, to acquire shares of the Company have been exercised, terminated, or have expired by their terms prior to the date hereof. There exists no subscription, warrant, option, (whether or not presently exercisable), call, right (including phantom stock or stock appreciation rights), commitment, or other agreement of any character to which the Company is party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, shares of capital stock or any Voting Debt of the Company or any security convertible into shares or any Voting Debt of the Company or obligating the Company to grant or enter into any such subscription, warrant, option, call, right, commitment or agreement. Schedule 4.2 to the Disclosure Schedule sets forth the registered owners of the Securities and the number of Securities owned by each such Person.

4.3 Equity Interest. The Company does not directly or indirectly own, and has not ever directly or indirectly owned, any shares of or other equity interests in any Person and the Company is not a member of or participant in any partnership, joint venture or similar Person.

4.4 Financial Information. Attached hereto as Schedule 4.4(a) to the Disclosure Schedule is the unaudited balance sheet of the Company at September 19, 2003. Attached hereto as Schedule 4.4(b) to the Disclosure Schedule is a pro forma statement of operations of the Luna i–Monitoring Business for the period commencing January 1, 2003 and ended September 19, 2003. (Schedule 4.4(a) and Schedule 4.4(b) to the Disclosure Schedule, collectively, the “Financial Statements”). The Financial Statements (i) are correct and complete in all material respects, (ii) are in accordance with the books and records of Luna Innovations and the Company, (iii) have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the period indicated, except that they do not contain additional financial statements and footnotes required under GAAP, and are subject to normal year-end adjustments, and (iv) present fairly the financial condition and results of operations of the Company and the Luna i–Monitoring Business as of the date thereof and for the period referred to therein. Attached hereto as Schedule 4.4(c) is a statement showing the investment of Luna Innovations in the Luna i–Monitoring Business through July 31, 2003, which statement is correct in all material respects.

4.5 Absence of Undisclosed Liabilities. Neither the Company, nor Luna Innovations with respect to the Luna i–Monitoring Business, has any liabilities of any nature or kind (whether known or unknown, accrued, absolute, contingent, liquidated, unliquidated, matured, unmatured or otherwise and regardless of when asserted), including, but not limited to, accounts payable, accrued expenses and commitments to purchase component parts and accrued employee vacations and other employee obligations, which were not shown or that are in excess of amounts shown on Schedule 4.5 of the Disclosure Schedule.

4.6 Compliance with Laws. The operation of the business of the Company, and of Luna Innovations with respect to the Luna i–Monitoring Business, has been conducted in accordance with all applicable laws, ordinances, regulations, orders, judgments, injunctions, awards, decrees and other requirements of any Governmental Entity, including those with regard to environmental matters and workers’ safety and health matters (“Regulations”), except where failure to do so would not have a Company Material Adverse Effect. Neither the Company, nor Luna Innovations with respect to the Luna i–Monitoring Business, has received any notice of any asserted present or past material failure by it to comply with such Regulations. The Company owns, holds, possesses or lawfully uses all material permits, licenses, franchises, and other governmental authorizations necessary for the conduct of its business, each of which is listed on Schedule 4.6 of the Disclosure Schedule and each of which is valid and in full force and effect.

4.7 Absence of Conflict. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not, and the transfer of Luna Innovations’ rights in and to the i–Monitoring Intellectual Property from Luna Innovations to the Company and the Purchaser, as applicable, will not, result in the creation or imposition of any Lien (other than such rights to Licensed Sensor Technology licensed to Luna Energy, LLC, Baker Hughes Incorporated or any of their respective affiliates under the Technology Agreement) upon any property or assets of the Company or the Purchaser Transferred Property, including the Luna i–Monitoring Assets, and will not violate, conflict with and or otherwise result in the breach or violation of any of the terms and conditions of, result in a modification of or constitute (or with notice or lapse of time or both would constitute) a default under:

(a) the Certificate of Incorporation or By-Laws of the Company or Luna Innovations;

(b) any material contract, instrument or other agreement to which the Company or Luna Innovations with respect to the Luna i–Monitoring Business is a party or by or to which they or any of their assets or properties are bound or subject; or

(c) any statute or any regulation, order, judgment, injunction, award or decree of any court, arbitrator or other Governmental Entity against or binding upon or applicable to, the Company, or Luna Innovations with respect to the Luna i–Monitoring Business, or upon the properties or business of the Company, or Luna Innovations with respect to the Luna i–Monitoring Business.

4.8 Litigation and Claims. There are no adverse claims pending, or to the knowledge of Luna Innovations, threatened against or affecting the Company, or Luna Innovations with respect to the Luna i–Monitoring Business. Except as set forth in Schedule 4.8, there are no actions, suits, proceedings or investigations at law or in equity before or by any court or Governmental Entity, pending or, to the knowledge of Luna Innovations, threatened against or affecting the Company, or Luna Innovations with respect to the Luna i–Monitoring Business, any of the Company’s officers or directors, any of the Company’s properties, assets, operations or business, or the transactions contemplated by this Agreement. There are no actions, suits or proceedings pending in which the Company, or Luna Innovations with respect to the Luna i–Monitoring Business, is a plaintiff. Neither the Company, nor Luna Innovations with respect to the Luna i–Monitoring Business, has engaged in or been party to any action, suit, proceeding or investigation during the five-year period prior to the date hereof. Neither the Company, nor Luna Innovations with respect to the Luna i–Monitoring Business, or any of the Company’s or Luna Innovations’ (with respect to the i–Monitoring Business) properties, operations, business or assets, are subject to any judgment, order, writ, injunction or decree of any kind of any court or any Governmental Entity.

4.9 Agreements. Schedule 4.9 of the Disclosure Schedule lists each agreement or contract, oral or written (collectively, the “Contracts”), (i) to which the Company is a party, by which the Company is bound or to which the Company is subject, or (ii) to which Luna Innovations is a party or by which Luna Innovations is bound or to which Luna Innovations is subject arising out of, relating to or affecting the Luna i–Monitoring Business, in each case including, but not limited to, customer agreements listed in Schedule 4.9(a) of the Disclosure Schedule, supplier agreements listed in Schedule 4.9(b) of the Disclosure Schedule, agreements with respect to the Intellectual Property Rights listed in Schedule 4.9(c) of the Disclosure Schedule and agreements with Luna Innovations and any affiliate of Luna Innovations listed in Schedule 4.9(d) of the Disclosure Schedule.

Copies of all Contracts have been delivered to the Purchaser and are true, complete and correct, and all such Contracts are valid, subsisting agreements, in full force and effect. Each such Contract will continue in full force and effect in all material respects following the transactions contemplated by this Agreement, in each case without the material breach of any of the terms or conditions therein or the forfeiture or impairment of any material rights thereunder or the payment of any penalty or incurrment of any additional obligation or change of any material terms, and without the necessity of consent of any other Person or party. The Company and/or Luna Innovations, as applicable, has performed all material obligations required to be performed by it and is not in default under any Contract, nor, to the best knowledge of Luna Innovations, is any other party to any such Contract in default thereunder, nor does any condition exist which with notice or lapse of time or both would constitute a default thereunder. To Luna Innovations’ knowledge, there has been no threatened cancellation of any such Contract nor is there any outstanding dispute thereunder. To Luna Innovations’ knowledge, there exists no unperformed Contract, bid or contract proposal made by the Company, or by Luna Innovations with respect to the Luna i–Monitoring Business, which if performed, accepted or entered into might have a Company Material Adverse Effect. Each contract or agreement to which Luna Innovations or any of its affiliates is a party or by which it is bound or to which it is subject, arising out of, relating to or affecting the Luna i–Monitoring Business in any material respect (each, a “Material LI Contract”) is listed on Schedule 4.9 of the Disclosure Schedule and will be subcontracted by Luna Innovations to the Company after the Closing Date pursuant to Section 6.4. Each such Material LI Contract will continue in full force and effect in all material respects following such transfer to the Purchaser and following the transactions contemplated by this Agreement, in each case without material breach of any of the terms and conditions therein or the forfeiture or impairment of any material right thereunder or the payment of any penalty or incurrment of any additional obligation or change of any material terms, and without the necessity of consent of any other Person or party.

4.10 Intellectual Property.

(a) Upon the Closing, IHS Sub or the Company shall own, or be licensed or otherwise possess legally enforceable rights to use, all i–Monitoring Intellectual Property, which constitutes all patents, trademarks, trade names, service marks, copyrights, and all applications therefor, schematics, inventions, technology, know-how, computer software programs or applications, trade secrets and tangible or intangible information, content, data or material that are used in the Luna i–Monitoring Business (“Intellectual Property Assets”). Except for commercially available off-the-shelf computer software programs (“Off-The-Shelf Software”), all right, title and interest in and to any Intellectual Property Assets that are used in the Luna i–Monitoring Business will be effectively assigned or licensed by Luna Innovations to the Company or IHS Sub on the Closing Date. Except for Intellectual Property Assets to be licensed by Luna Innovations to the Company pursuant to the Non-Exclusive Intellectual Property License Agreement, or to be licensed to IHS Sub pursuant to the Exclusive Intellectual Property License Agreement, or as set forth in Schedule 4.10(a), neither Luna Innovations nor any of its affiliates shall retain or otherwise possess any right, title or interest in or to any of the Intellectual Property Assets at and as of the Closing Date. Except for rights to the Licensed Sensor Technology licensed to Luna Energy, LLC, Baker Hughes Incorporated or any of their respective affiliates under the Technology Agreement, and except for the rights of Luna Innovations with respect to the Retained IP Assets, neither Luna Energy, LLC, Baker Hughes Incorporated nor any of their respective affiliates has any rights to any i–Monitoring Intellectual Property pursuant to the Technology Agreement or any other agreement with Luna Innovations or any of its affiliates. The Assigned IP does not constitute “Innovations IP” or “Innovations Third Party IP” (as defined in the Technology Agreement), and neither Baker Hughes Incorporated nor Luna Energy, LLC has any rights with respect to the Assigned IP.

(b) Schedule 4.10(b)(i) sets forth a complete list of all patents, registered and unregistered trademarks, registered trade names and service marks, and any applications for any of the foregoing, included in Intellectual Property Assets, and specifies, where applicable, the jurisdiction in which each such Intellectual Property Asset has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners. Except for Off-The-Shelf Software, Schedule 4.10(b)(ii) sets forth a complete list of all Intellectual Property Rights of third parties used in connection with the Luna i–Monitoring Business, together with a correct description of the Company’s right, title and interest in such third party Intellectual Property Rights, and of all licenses, sublicenses and other agreements with respect to any such Intellectual Property Rights of any third parties, and includes the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty or other fees and the term thereof. The Company has been authorized to use the Intellectual Property Rights of third parties listed on Schedule 4.10(b)(ii). To Luna Innovations’ knowledge, no such third party has indicated an intention or plan to terminate or modify any such agreement or its relationship with the Company. Schedule 4.10(b)(iii) sets forth a complete list of all licenses, sublicenses and other agreements pursuant to which, after the Closing Date, any Person other than the Company, Purchaser or IHS Sub shall be authorized to use at any time any

i– Monitoring Intellectual Property, and includes the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty or other fees and the term thereof.

(c) The Company Products comprise all products and applications developed and/or under development with respect to the Luna i–Monitoring Business. Except with respect to U.S. government rights disclosed in Schedule 4.10(c)(ii), upon the Closing, Purchaser and IHS Sub shall be the exclusive owner of all right, title and interest in and to the Company Products and no Person has any right of renewal, reversion or termination with respect to any such rights or transfers thereof or right thereto. The Company Products and, upon the Closing, the Purchaser’s and IHS Sub’s rights therein shall: (i) be free of any Lien, or, except with respect to United States Government rights disclosed in Schedule 4.10(c)(ii), any other right of any third party; provided, however, it is understood by the parties hereto that (x), upon the Closing, Luna Innovations shall have the Retained IP Rights and (y) Luna Energy, LLC and Baker Hughes Incorporated have rights to the Licensed Sensor Technology licensed under the Technology Agreement, and (ii) not be subject to any legal or contractual restriction that would prevent the Company Products from being licensed, sublicensed, marketed, modified or otherwise used or sold by the Purchaser and IHS Sub after the Closing without restriction and without any payment or other obligation to any other Person. The sale of the Securities to the Purchaser will not alter any of the rights described in the preceding sentence in any material respect.

(d) Except as disclosed in Schedule 4.10(d), (i) the use, manufacture or sale of the Company Products and the i–Monitoring Intellectual Property does not and will not infringe or misappropriate the Intellectual Property Rights of any third party, and (ii) neither the Company nor Luna Innovations have received any notice of any such claim.

(e) Except as set forth in Schedule 4.10(d), all patents, trademarks, service marks and copyrights included in the i–Monitoring Intellectual Property are held by the Company or Luna Innovations and are valid and subsisting, and upon the Closing, shall be held by the Company, the Purchaser or IHS Sub. All current and former employees of the Company and/or Luna Innovations who have performed work with respect to the Luna i–Monitoring Business have executed proprietary information and confidentiality agreements substantially in the form set forth in Schedule 4.10(e) of the Disclosure Schedule.

(f) Except as set forth on Schedule 4.10(f), and except for the Purchaser Transferred Property to be transferred to IHS Sub upon the Closing and the Company Licensed Sensor IP to be transferred to the Company upon the Closing, there is no software, hardware or technology owned by any Person other than the Company that is included in any of the Company Products. Neither the Company nor Luna Innovations is under any contractual or other obligation to provide developments, enhancements or customized software or to enhance, develop or customize any of the Company Products.

(g) Schedule 4.10(g) lists each customer or potential customer that has received any of the Company Products, together with the terms relating to such customer or potential customer’s use of the Company Products or other rights granted to such Person. To Luna Innovation’s knowledge, no claims with respect to the Company Products by or against any past or present employees or other Person have been made, and to the best knowledge of Luna Innovations, no basis for any such claims exists.

(h) Luna Innovations has not previously granted any right, license or interest to any third party inconsistent with the assignment or license, as applicable, in the Purchaser Transfer Documents or in the Non-Exclusive Intellectual Property License Agreement.

(i) No other party, other than those specifically named and listed in the Technology Agreement, has any rights in or to the Licensed Sensor Technology, and, as to those parties, each has only such rights in and to the Licensed Sensor Technology as are set forth in the Technology Agreement.

(j) Luna Innovations possesses the legal authority to enter into the Purchaser Transfer Documents and the Non-Exclusive Intellectual Property License Agreement and to grant the rights granted therein.

(k) Except as expressly set forth in this Agreement, there are no warranties, express or implied, with respect to the Company Products, including, without limitation, the implied warranties of merchantability and fitness for a particular purpose.

4.11 Company Products. Schedule 4.11(a) sets forth the specifications, standards and functionality for each of the Company Products (collectively, the “Specifications”). Each of the Company Products has been designed to conform to the respective Specifications. All defects, deficiencies, or other known problems with the Company Products identified as a result of testing or analysis conducted to date have been or are being addressed and the related corrections have been or will be included in the documentation being used for the pilot production. To Luna Innovations’ knowledge, there are no defects, deficiencies or other known problems with the Company Products that would materially impair the Company’s ability to sell or license of the Company Products in the marketplace. The Company has set forth an estimate of current risks in respect of meeting Specifications in Schedule 4.11(b).

4.12 Title and Sufficiency of Assets. Upon the Closing, except for the Retained Non-IP Assets (as defined below), the Company, the Purchaser or IHS Sub will own and have good and valid title to, or have a valid license to, all of the assets, tangible and intangible, of the Luna i–Monitoring Business including the Luna i–Monitoring Assets, the Company Products and all Intellectual Property Rights in each of the foregoing, free and clear of any Lien (other than the rights of Luna Innovations with respect to the Retained IP Assets and other than such rights licensed to Luna Energy, LLC, Baker Hughes Incorporated or any of their respective affiliates to the Licensed Sensor Technology under the Technology Agreement). Except for (a) the Retained IP Assets and (b) the non-intellectual property assets disclosed on Schedule 4.12 of the Disclosure Schedule, which assets are being retained by Luna Innovations, the SBIR contracts set forth in Schedule 4.12 of the Disclosure Schedule, and non-intellectual property assets which may be used, or may have been used, by the Company or Luna Innovations in connection with the Luna i–Monitoring Business which are immaterial to the Luna i–Monitoring Business, such as office supplies and the like, which assets are being retained by Luna Innovations (collectively the “Retained Non-IP Assets,” and together with the Retained IP Assets, the “Retained Assets”), Luna Innovations will validly assign and transfer or license to the Company and/or IHS Sub, as applicable, at the Closing all right, title and interest of Luna Innovations in and to the Luna i–Monitoring Business, including the Luna i–Monitoring Assets, the Company Products, and all Intellectual Property Rights in each of the foregoing. Upon the Closing, the Company and IHS Sub shall have no obligation of any nature to Luna Innovations or any of its affiliates with respect to assets transferred, leased or licensed by Luna Innovations to the Company or IHS Sub pursuant to the LI Transfer Documents or otherwise, and, other than the rights of Luna Innovations with respect to the Retained Assets and other than such rights licensed to Luna Energy, LLC, Baker Hughes Incorporated or any of their respective affiliates to the Licensed Sensor Technology under the Technology Agreement, neither Luna Innovations nor any of its affiliates retains or otherwise possesses any material right, title or interest in or to any of the Luna i–Monitoring Business, including any of the Luna i–Monitoring Assets, the Company Products or any Intellectual Property Rights in each of the foregoing. The Luna i–Monitoring Assets are in good condition and in a good state of maintenance and repair, reasonable wear and tear excepted, and such assets and their use conform in all material respects to all applicable laws, regulations, ordinances, codes, licenses and permits. Except for the Retained Non-IP Assets, the rights, properties and assets of the Company, the Purchaser Transferred Property and the Company Licensed Sensor IP include all rights, properties and other assets necessary to permit the Company, Purchaser and IHS Sub to conduct the Luna i–Monitoring Business on and after the Closing Date in the same manner as it is conducted on the date of this Agreement and as has been conducted by Luna Innovations and/or the Company during the twelve (12) months preceding the date hereof. The Company does not owe any amount to, or have any contract or commitment to, or use any property (real or personal) owned by, any stockholder, director, officer, employee, agent, representative or affiliate of the Company. The Company does not own or lease and has never owned or leased any real property.

4.13 Taxes.

(a) The Company has duly filed in the prescribed manner and within the prescribed time all Tax Returns required to be filed by it. Such Tax Returns are true, correct and complete in all material respects and the Company has made complete and accurate disclosure in such Tax Returns and in all materials accompanying such Tax Returns. The Company has paid all Taxes shown on such Tax Returns as being due and payable and all Taxes payable under any assessment or reassessment. The Company is not and has never been part of a federal consolidated Tax Return.

(b) Except as set forth in Schedule 4.13(b) of the Disclosure Schedule there are no Taxes of the Company which are or may become payable in any jurisdiction in respect of the period ending on the date of this Agreement and or any periods prior thereto, whether or not assessed or disputed. There is no legal proceeding and no assessment, reassessment or request for information in progress, pending or, to Luna Innovations’ knowledge, threatened against or affecting the Company in respect of Taxes nor are any issues under discussion with any taxing authority relating to any matters which could result in claims for additional Taxes. The Company has not filed or been required to file any federal income Tax Returns.

(c) There are no agreements, waivers or other arrangements providing for an extension of time with respect to any assessment or reassessment of Tax, the filing of any Tax Return or the payment of any Tax by the Company.

(d) The Company has withheld from each payment made by it the amount of all Taxes and other deductions required under any applicable Tax Legislation to be withheld therefrom and has paid all such amounts withheld and all installments of Taxes due and payable before the date hereof to the relevant taxing or other authority within the time prescribed under any applicable Tax Legislation.

4.14 Employees; Employee Benefits.

(a) Schedule 4.14(a) of the Disclosure Schedule sets forth a true and complete list of all employees of the Company and of Luna Innovations with respect to the Luna i–Monitoring Business as of the date hereof (the “i–Monitoring Employees”), including name, title, date of hire, current base salary, last increase, accrued vacation and paid time off and bonus or other incentive arrangement and indicating which such entity is the employer. No i–Monitoring Employee is on disability or other leave or suspension as of the date hereof.

(b) Neither the Company nor Luna Innovations is a party to, or bound by, any collective bargaining agreement covering its employees. Each of the Company, and Luna Innovations with respect to the Luna i–Monitoring Business, is and has at all times been in material compliance with all federal, state, and local laws and regulations (a) respecting employment and employment practices, terms and conditions of employment and wages and hours, and (b) prohibiting discrimination in the work place, including, without limitation, laws and regulations that prohibit discrimination and/or harassment on account of race, national origin, religion, gender, disability, age, workers compensation status or otherwise. There is no labor strike, dispute, slowdown, stoppage or organizational effort pending or, to the best knowledge of Luna Innovations, threatened against or involving the Company or the i–Monitoring Employees. There are no claims of any nature pending or, to the best knowledge of Luna Innovations, threatened involving any of the i–Monitoring Employees or any former employees of the Luna i–Monitoring Business.

(c) Schedule 4.14(c) of the Disclosure Schedule sets forth a true and complete list of all Employee Benefit Plans covering the i–Monitoring Employees. As used in this Agreement, “Employee Benefit Plans” means any incentive compensation plans, deferred compensation plans, bonus plans, executive compensation plans, pension plans or retirement plans, employee profit sharing plans, employee stock purchase plans, group life insurance, medical, hospitalization, insurance, key man insurance, welfare plans, and any other plans providing benefits to the i–Monitoring Employees or any former employee of the Luna i–Monitoring Business.

(d) With respect to each of the Employee Benefit Plans:

(i) all required or discretionary (in accordance with historical practices) payments, premiums, contributions or reimbursements or accruals have been made;

(ii) there are no pension plans or retirement plans providing benefits to the i–Monitoring Employees or any former employees of the Luna i–Monitoring Business;

(iii) there have been no material violations of any applicable laws or regulations with respect thereto and the Company and Luna Innovations have performed and complied with all of their respective obligations with respect thereto and each of the Employee Benefit Plans has, at all times, in form, operation and substance complied with its terms in all material respects;

(iv) neither the Company nor Luna Innovations is in violation of any applicable law with respect thereto or which would subject the Purchaser, the Company or any of their directors, officers or employees to any material liability under any such law;

(v) there are no actions, suits, proceedings, hearings or investigations pending (other than routine claims for benefits) and, to the best knowledge of Luna Innovations, no such actions, suits, proceedings, hearings or investigations are threatened; there are no outstanding liabilities for Taxes, penalties or fees with respect thereto;

(vi) no Employee Benefit Plan provides health, medical or life insurance benefits with respect to current or former employees beyond their retirement or other termination of service other than (A) coverage mandated by applicable law, or (B) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary);

(vii) neither Luna Innovations nor the Company has made any representations or communications, oral or written, with respect to participation, eligibility for benefits, vesting, benefit accrual, or coverage under the Employee Benefit Plans to any participant or beneficiary thereof other than those which are in accordance with the terms and provisions of such Employee Benefit Plans. All records and information necessary or appropriate in administering the Employee Benefit Plans or legally required to be kept are maintained in good order in all material respects. All such records are true, accurate and complete in all material respects.

(viii) Luna Innovations has heretofore delivered or caused to be delivered to the Purchaser true, correct and complete copies in all material respects of all material documents that comprise the most current version of each such Employee Benefit Plan. Each of the Employee Benefit Plans can be amended, modified or terminated by the Company within a period of thirty (30) days, without payment of any additional compensation or amount or the additional vesting or acceleration of any such benefits.

(ix) Except as set forth in Schedule 4.14(d)(ix) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of any or all of the transactions contemplated by the Transaction Documents will (i) entitle any current or former officer, director or employee of the Company to severance pay or any other payment or other rights, or (ii) accelerate the time of payment or vesting or increase the amount of any compensation due to any such employee or former employee.

4.15 Absence of Certain Changes or Events. Except as set forth on Schedule 4.15, since April 1, 2003, the Company, and Luna Innovations with respect to the Luna i–Monitoring Business, has conducted its business only in the ordinary course and consistent with prior practice, and there has not been:

(a) any material adverse change in the assets, liabilities, properties, business, operations, prospects or condition (financial or other) of the Luna i–Monitoring Business, except changes in the ordinary course of business;

(b) any occurrence or the existence of any transaction, commitment, dispute or other event, fact or condition, or, to the best of the knowledge of Luna Innovations, threat thereof, causing or that could reasonably be expected to cause such a material adverse change set forth in Section 4.15(a) above in the future;

(c) any material damage, destruction, loss or claim, whether or not covered by insurance, materially adversely affecting the assets, properties (tangible or intangible), business, operations, prospects or condition (financial or other) of the Luna i–Monitoring Business;

(d) any sale, transfer or other disposition of, or any mortgage or pledge of, or imposition of any Lien (other than such rights to Licensed Sensor Technology licensed to Luna Energy, LLC, Baker Hughes Incorporated or any of their respective affiliates under the Technology Agreement), on, any of the properties or assets of the Luna i–Monitoring Business, other than in the ordinary course of business;

(e) any capital expenditures or commitments therefor in excess of $5,000 in the aggregate;

(f) any cancellation or nonrenewal of any material contract authorizing the Company or Luna Innovations with respect to the Luna i–Monitoring Business to use Intellectual Property Rights of any third parties;

(g) any acceleration of the billing of customers or the collection of their accounts receivable or the delay in payment of accounts payable or accrued expenses or the deferment of expenses;

(h) any incurrence of indebtedness for borrowed money or for the deferred purchase of property;

(i) any cancellation of material debts owed to or material claims held by the Company or Luna Innovations with respect to the Luna i–Monitoring Business;

(j) any increase in the regular rate of compensation payable by it to any officer, director or employee, other than normal merit and cost of living increases granted in the ordinary course of business; or any increase in the compensation to any officer, director, employee or stockholder by bonus, percentage, compensation service award or in any other way, and no such increase is contractually or legally required;

(k) the establishment, any agreement to establish or any material change in any Employee Benefit Plan, and no such change is contractually or legally required;

(l) any payment, discharge or satisfaction of any claims, liabilities or obligations other than in the usual and ordinary course of business; or

(m) any agreement, whether in writing or otherwise, that in any way legally binds the Company to take any action described in this Section 4.15.

4.16 Absence of Certain Commercial Practices. Neither the Company, nor Luna Innovations with respect to the Luna i–Monitoring Business, nor their respective directors, officers, employees, agents or other Persons acting on its behalf have (a) given or agreed to give any gift or similar benefit of more than nominal value to any customer, supplier, or governmental employee or official or any other Person which is or may be in a position to help or hinder the Company or Luna Innovations or assist the Company or Luna Innovations in connection with any proposed transaction, which gift or similar benefit, if not given in the past, could have had or which could, if not continued in the future, a Company Material Adverse Effect, or (b) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or otherwise or established or maintained any unlawful or unrecorded funds. To the best knowledge of Luna Innovations, the Company, and Luna Innovations with respect to the Luna i–Monitoring Business, and their respective directors, officers, employees, other agents or other Persons acting on its behalf have not accepted or received any unlawful contributions, payments, gifts or expenditures.

4.17 Banking. Schedule 4.17 to the Disclosure Schedule lists all Persons to whom the Company has given any power of attorney, whether limited or general, which is continuing in effect. Schedule 4.17 to the Disclosure Schedule also contains the name and location of each bank or other institution in which the Company has any deposit account, lock box or safe deposit box and the names of each Person authorized to draw thereon or having access thereto.

4.18 Authority, Enforceability, No Violation. Such Seller has the full legal right and power to sell the Securities owned of record by such Seller and enter into each of the Transaction Documents to which it is a party, to perform its obligations under each such Transaction Document, and to consummate the transactions contemplated by each such Transaction Document. The execution, delivery and performance by such Seller of each of the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action (corporate or otherwise) on the part of such Seller. Each of the Transaction Documents to which such Seller is a party has been duly executed by such Seller and constitutes a valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and the rules of law governing specific performance, injunctive relief and other equitable remedies. Neither the execution, delivery and/or performance by each Seller of any of the Transaction Documents to which it is a party, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by such Seller with any of the provisions hereof and thereof will (i) with respect to each such Seller that is not an individual, conflict with or result in breach of any provision of such Seller’s Certificate of Incorporation, By-

Laws or other governing instruments, (ii) to the knowledge of such Seller, violate any statute, or any regulation, order, judgment, injunction, award, or decree of any court, arbitrator or other Governmental Entity, in each case applicable to such Seller or the Securities owned by such Seller, or (iii) conflict with or result in a default or breach of any provision of any material contract or other material agreement to which such Seller is a party or by or to which it or any of its assets or properties is bound or subject or result in the creation or imposition of a Lien upon the Securities owned by such Seller. No approval or consent of any Governmental Entity or of any other Person which consent has not been obtained, is required in connection with the execution and delivery by the Seller of this Agreement and the other Transaction Documents to which such Seller is a party and the consummation and performance by such Seller of the transactions contemplated hereby and thereby.

4.19 Sellers’ Ownership of the Securities. Such Seller is the lawful owner, of record and beneficially, of the Securities listed opposite such Seller’s name on Schedule 1(a) hereto and has good and marketable title to such Securities, free and clear of any Liens. Upon consummation of the transactions contemplated by this Agreement, the Purchaser will own of record and beneficially all of such Seller’s Securities, free and clear of all Liens.

4.20 Litigation and Claims Involving the Sellers. There are no actions, suits, claims, proceedings or investigations at law or in equity before or by any court or Governmental Entity pending or, to the best knowledge of such Seller, threatened against or involving any Securities or threatened against or involving any such Seller or any such Seller’s other assets or properties, that question the validity of this Agreement or seek to prohibit, enjoin or otherwise challenge the consummation of the transactions contemplated hereby. There are no judgments, orders, writs, injunctions, or decrees of any kind of any court or of any Governmental Entity against any such Seller or any of its respective assets of properties that prohibit or enjoin the sale of the Securities or the consummation of the transactions contemplated by this Agreement.

4.21 Changes. To Luna Innovations’ knowledge, there are no (i) existing or anticipated changes in the policies of suppliers or others which will adversely affect the Company, or (ii) i–Monitoring Employees who do not intend to accept employment with the Company on the Transfer Date or intend to leave the employ of the Company upon the completion of this transaction, provided that Purchaser complies with its obligations under Sections 6.1 and 6.5 hereof.

4.22 Full Disclosure.

(a) The documents and other papers delivered by or on behalf of the Company and Luna Innovations to the Purchaser in connection with this Agreement and the transactions contemplated hereby do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made, in the context in which made, not false or misleading. The Company does not engage in, and has not engaged in, any business other than Luna i–Monitoring Business and has never owned any assets other than the Luna i–Monitoring Assets.

(b) The closing certificates and representations and warranties made by such Seller to the Purchaser in connection with this Agreement and the transactions contemplated hereby do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made, in the context in which made, not false or misleading.

4.23 No Broker. Except as set forth in Schedule 4.23 of the Disclosure Schedule, no broker, finder, agent or similar intermediary has acted for or on behalf of such Seller or the Company, in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with the Company, or such Seller, or any action taken by the Company, or such Seller. The Sellers are solely responsible for, and shall pay in full, any amounts payable to the Persons disclosed in Schedule 4.23.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER AND IHS SUB

The Purchaser and IHS Sub represent and warrant to each of the Sellers as follows:

5.1 Due Organization. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power and lawful authority to own, lease and operate its assets, properties and business and to carry on its business as now conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified would not have a Purchaser Material Adverse Effect. IHS Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado, has all requisite corporate power and lawful authority to own, lease and operate its assets, properties and business and to carry on its business as now conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on IHS Sub. Copies of the Certificate of Incorporation and By-Laws of Purchaser as amended to date, have been delivered to the Sellers and are complete and correct in all material respects.

5.2 Authority, Enforceability, No Violation. The Purchaser and IHS Sub have the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement and the other Transaction Documents to which each is a party, and to fully perform their obligations under each such Transaction Document and to consummate the transactions contemplated by each such document. The execution, delivery and performance of the Transaction Documents to which each is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action (corporate or otherwise) on the part of Purchaser and IHS Sub. Each of the Transaction Documents to which the Purchaser and IHS Sub is a party has been duly executed and delivered by the Purchaser and IHS Sub, respectively, and constitutes a valid and binding obligation of the Purchaser and IHS Sub, respectively, enforceable against the Purchaser and IHS Sub, respectively, in accordance with its terms. No approval or consent of any Governmental Entity or of any other Person, which consent has not been obtained, is required in connection with the execution and delivery by the Purchaser of this Agreement and the other Transaction Documents to which it is a party and the consummation and performance by the Purchaser or IHS Sub of the transactions contemplated hereby and thereby.

5.3 Absence of Conflict. The execution, delivery and performance by Purchaser and IHS Sub of this Agreement and any of the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, and the compliance of Purchaser and IHS Sub with any of the provisions hereof and thereof, will not (i) result in the creation or imposition of any Lien upon any property or assets of the Purchaser or IHS Sub, respectively, or (ii) violate, conflict with and or otherwise result in the breach or violation of any of the terms and conditions of, result in a modification of or constitute (or with notice or lapse of time or both would constitute) a default under:

(a) the Certificate of Incorporation or By-Laws or other governing instruments of the Purchaser or IHS Sub, respectively;

(b) any material contract, instrument or other agreement to which Purchaser or IHS Sub is a party or by or to which it or any of their assets or properties is bound or subject; or

(c) any statute or any regulation, order, judgment, injunction, award or decree of any court, arbitrator or other Governmental Entity against or binding upon or applicable to, the Purchaser or IHS Sub or upon the properties or business of the Purchaser or IHS Sub.

5.4 No Broker. No broker, finder, agent or similar intermediary has acted for or on behalf of the Purchaser or IHS Sub in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s, agent’s or similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with the Purchaser or IHS Sub or any action taken by the Purchaser or IHS Sub.

5.5 Funds Available, Compliance, Liabilities. Purchaser has the funds available required to pay the Purchase Price, to consummate the transactions contemplated hereby and to provide the funding pursuant to Section 6.2 below. Purchaser and IHS Sub have no liabilities outstanding or litigation pending or, to Purchaser’s and IHS Sub’s knowledge, litigation threatened, which would be materially adverse to the operations of the Luna i–Monitoring Business by the Company, or the ability of the Sellers to earn the Earn-Out Consideration following the acquisition by the Purchaser of the Securities. To the knowledge of Purchaser and IHS Sub, the operation of the business of Purchaser is and has been conducted in all material respects in accordance with all Regulations, except where the failure to do so would not have a Purchaser Material Adverse Effect.

5.6 Full Disclosure. The documents and other papers delivered by or on behalf of Purchaser and IHS Sub to the Sellers in connection with this Agreement and the other Transaction Documents do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made, in the context in which made, not false or misleading.

ARTICLE VI

POST-CLOSING COVENANTS

6.1 Employees and Employee Benefits.

(a) Employment.

(i) Except as otherwise set forth in the Key Employment Agreements for the Key Employees, Purchaser shall, on the Closing Date, cause the Company to offer employment, effective as of October 1, 2003 (the “Transfer Date”), to all of the i–Monitoring Employees employed by Luna Innovations as of the Closing Date, at the salaries of such i–Monitoring Employees in effect as of the Closing Date and with comparable benefits as those extended to Purchaser’s employees occupying similar positions with Purchaser. With respect to each i–Monitoring Employee who accepts the Company’s offer of employment or continues to be employed by the Company after the Closing Date and each Key Employee (each, a “Transferred Employee”), each such Transferred Employee’s years of employment with Luna Innovations shall be carried over and the Transferred Employee will be given credit towards those employee benefits and employee benefit plans of Purchaser in effect as of the Closing Date in which such Transferred Employees will participate as employees of the Company, and Purchaser shall cause the Company to assume all accrued vacation and accrued paid time off for such Transferred Employees in the amounts listed in Schedule 4.14(a). Purchaser agrees to pay and be responsible for all cost or expense for severance payments that arise from any subsequent termination of a Transferred Employee’s employment by the Company after the Transfer Date and, notwithstanding any other provisions of this Agreement, to be responsible for, and promptly reimburse Sellers with respect to all liability, cost or expense for severance, or any other termination related costs incurred by Sellers, under Luna Innovations’ Employee Benefit Plans with respect to any i–Monitoring Employees employed by Luna Innovations as of the Closing Date who are not offered employment by the Company in violation of the terms of this Section 6.1(a). Luna Innovations agrees to pay and be responsible for any cost or expense for severance or any other termination related costs with respect to any i–Monitoring Employees who are offered employment by the Company in accordance with this Section 6.1 but do not accept such offer of employment.

(ii) Purchaser agrees to indemnify and hold Sellers harmless from any liability, claim or obligation relating to Transferred Employees, or beneficiaries of Transferred Employees, which in any way arise under or with respect to any Purchaser Employee Benefit Plans (as defined in Section 6.1(c) below) or any Purchaser employee benefit policies. Luna Innovations agrees to indemnify and hold Purchaser harmless from any liability, claim or obligation relating to Transferred Employees, or beneficiaries of Transferred Employees, which in any way arise under or with respect to any Employee Benefit Plans or employee benefit policies of Luna Innovations prior to the Closing Date.

(b) Health Care Continuation Liability. Purchaser agrees to provide continuation coverage required by Section 4980B of the Internal Revenue Code of 1986, as amended, or Section 601 through 608 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) to all Transferred Employees and their covered beneficiaries who incur a “qualifying event” (as such term is defined in ERISA) on or after the Transfer Date.

(c) Employee Welfare Plans. Purchaser and Luna Innovations shall cooperate to maintain Luna Innovations’ medical insurance plan as in effect as of the Closing Date, for the period from the Transfer Date up to and including December 31, 2003 (the “Innovations Medical Plan Extension”) for all Transferred Employees; provided, that Purchaser shall bear all costs of such Innovations Medical Plan Extension; provided further, that the Luna Innovations carrier agrees to such extension. Purchaser shall use its best efforts to provide medical insurance for the Transferred

Employees that provides both Lewis-Gale and Carilion as preferred providers during the eighteen (18) month period commencing December 31, 2003, provided such insurance can be obtained at comparable cost to the medical plans provided during such period to Purchaser’s United States employees generally. Purchaser shall be responsible for all claims incurred by Transferred Employees under the Innovations Medical Plan Extension, and shall provide coverage for the Transferred Employees under its medical, group life insurance, disability, cafeteria and other health and welfare plans, and shall provide vacation and other paid time off benefits, which current plans and benefits are listed on Schedule 6.1(c)(i) (collectively with the Innovations Medical Plan Extension, the “Purchaser Employee Benefit Plans”). Subject to the terms of this Section 6.1(c) Purchaser shall have the right to modify or terminate the Purchaser Employee Benefit Plans at any time.

(d) Employee Transition.

(i) Luna Innovations agrees to use reasonable efforts to facilitate the transition of Transferred Employees to employment with the Company at and as of the Transfer Date.

(ii) Except to the extent prohibited by law and subject to the written consent of such Transferred Employees, as soon as practicable after the Transfer Date, Luna Innovations shall deliver to Purchaser copies of all personnel files and records relating to Transferred Employees.

(iii) Luna Innovations hereby agrees that it shall cause the accounts, if any, of Transferred Employees in the Seller’s 401(k) Plan to be distributed on account of a separation of service as provided by Code Section 401(k)(2)(B)(i)(I) and Internal Revenue Service Revenue Ruling 2000-27.

(iv) Purchaser agrees that it will retain all records relating to Transferred Employees for so long as may be required by applicable laws and standards.

6.2 Funding of Costs. During the Earn-Out Period, Purchaser shall in good faith provide the Company reasonably adequate resources and support in order to enable the Company to generate Revenues and incur Direct Manufacturing Costs so as to enable the Sellers to earn the Earn-Out Consideration from the sale, license or development of Wireless Sensing Products. Notwithstanding the foregoing, Purchaser shall not be obligated to Fund (as defined below) in excess of Two Million Dollars ($2,000,000) in working capital to cover the Costs (as defined below). For purposes of this Section 6.2, the Sellers and Purchasers acknowledge and agree that Two Million Dollars ($2,000,000) represents a reasonable estimate of the minimum amount of Funds necessary to provide sufficient resources to operate the Company in its first year of operations. Prior to a Company Change of Control, Purchaser shall make appropriate provision or cause appropriate provision to be made so that Purchaser’s obligations under Section 2.2, Articles VI and IX are expressly assumed by the acquiring Person. For purposes of this Section 6.2, “Costs” shall include all costs, expenses and expenditures necessary to operate the Company’s business as carried on by the Company, Purchaser, and any successor corporations or any affiliates of the foregoing after the Closing Date, including (x) any amounts incurred pursuant to obligations of the Company entered into prior to the Closing

Date, and (y) all costs of the Company, Purchaser, and any successor corporations or any affiliates of the foregoing associated with the development, manufacture, marketing, sales and support of Wireless Sensing Products of the Company after the Closing Date. For purposes of this Section 6.2, “Fund” or “Funded” shall mean to provide or to have provided an aggregate amount of cash, including cash generated from the operation of the Company, to finance the Company’s working capital needs and capital expenditures necessary to develop, manufacture, market and sell and support Wireless Sensing Products.

6.3 Future Technologies. Luna Innovations shall use commercially reasonable efforts for three (3) years following the Closing Date to inform Purchaser of technologies developed by it that may be directly applicable to the Luna i–Monitoring Business in the Upstream Petroleum Market; provided, that such disclosure does not conflict with any licensing agreements between Luna Innovations and any other Person in effect on and as of the Closing Date.

6.4 SBIR Contracts. In consideration of the Purchase Price, Luna Innovations and Purchaser acknowledge and agree, with respect to existing Luna Innovations Small Business Innovation Research (SBIR) contracts set forth on Schedule 6.4 of the Disclosure Schedule (the “Subcontracted SBIR Contracts”), which contracts are being completed by the Company as of the date hereof, as follows:

(a) Luna Innovations shall subcontract to the Company the Subcontracted SBIR Contracts within sixty (60) days of the Closing Date (the “Subcontracts”);

(b) Subject to such rights as the customer under the Subcontracted SBIR Contracts may acquire pursuant to such contract for such engagement, or pursuant to federal law or regulations, all Intellectual Property Rights developed in connection with and through the completion of the Subcontracted SBIR Contracts and existing as of the date hereof, as well as any Intellectual Property Rights developed after the date hereof in connection with and through the completion of the Subcontracted SBIR Contracts, including any derivatives thereof, shall be assigned to the Company concurrently with the subcontract of such Subcontracted SBIR Contracts to Purchaser;

(c) Within thirty (30) days of Luna Innovations’ receipt of payment from the customers for the Company’s completion of both Subcontracted SBIR Contracts, Luna Innovations shall pay the Company, in cash, by check or by wire transfer, the amount to be negotiated in good faith by Luna Innovations and the Company after the Closing Date, for the Company’s completion of such Subcontracted SBIR Contracts it being understood that the Company shall not be required to incur any net loss in connection with completion of the Subcontracted SBIR Contracts;

(d) The Company shall be responsible for, subject to, to the extent permitted by the government prime contract, force majeure and other reasonable conditions to be agreed by the parties in the Subcontracted SBIR Contracts, the completion of all hardware and the software set forth in the applicable Statement of Work to each Subcontracted SBIR Contracts no later than May 31, 2004, including, without limitation, the firmware, concentration & communication unit Ethernet version with software, personal digital assistant software, the digital signal processing code, and design verification testing and demonstration; and

(e) Luna Innovations shall be responsible for all project management, material, travel and customer reports and documentation in connection with the Company’s completion of such Subcontracted SBIR Contracts.

6.5 Cooperation and Shared Services for Transition Period. During the period following the Closing and continuing until the Transfer Date, all of the i–Monitoring Employees employed by Luna Innovations as of the Closing Date (each a “Transition Employee”) will continue to be employed by Luna Innovations. Purchaser shall reimburse Luna Innovations in an amount equal to the salaries of such Transition Employees in effect as of the Closing Date plus the cost of all of the employee benefits for such Transition Employees listed in Schedule 4.14(c) for the period beginning on the Closing Date and ending on the Transfer Date. In addition, Luna Innovations shall provide the Transition Employees and Transferred Employees, as applicable, during the period following the Closing and continuing until November 30, 2003 and without cost to the Company or Purchaser, with access to and use of the Luna Innovations facilities, offices, and equipment to the same degree that Luna Innovations provides the i–Monitoring Employees access to and use of the Luna Innovations facilities, offices and equipment as of the date of this Agreement. Nothing in this Section 6.5 shall affect the at-will nature of the Transition Employees’ or Transferred Employees’ employment.

6.6 Non-Competition. In consideration of Purchaser’s payment of the Purchase Price, Luna Innovations and Purchaser hereby covenant and agree:

(a) Except as set forth in Sections 6.6(b), 6.6(c) and 6.6(d) below, during the three (3) year period commencing on the Closing Date (the “Non-Compete Period”), Luna Innovations and Murphy shall not directly or indirectly engage in, own an interest in or control any Person engaging in, the development, manufacture, sale, license and/or other distribution of any wireless sensing devices or wireless sensing device technology for any market that is directly competitive with any i–Monitoring Intellectual Property and/or Wireless Sensing Products, nor will they assist any other Person in any way in engaging or attempting to engage in any of the foregoing activities (the “Restricted Market”).

(b) Notwithstanding anything set forth in this Agreement to the contrary, Luna Innovations shall be permitted to directly or indirectly engage in, own an interest in or control any Person engaging in, activities that would otherwise be prohibited pursuant to subsection 6.6(a) other than in the Upstream Petroleum Market (the “Non-Upstream Petroleum Luna i–Monitoring Business”) as follows:

(i) in connection with an award of a contract by the National Oceanic and Atmospheric Administration (the “NOAA”) pursuant to Luna Innovations’ proposal, dated July 12, 2003, to the NOAA (the “NOAA Contract”). Purchaser hereby covenants and agrees to sell radio modules to Luna Innovations, upon commercially reasonable terms, in connection with Luna Innovations’ fulfillment of the NOAA Contract, provided no Intellectual Property Rights with respect to such modules shall be transferred to NOAA or Luna Innovations, except any such rights as NOAA may acquire pursuant to such engagement or pursuant to federal law or regulations. Any other services, devices or rights to be provided by the Company to Luna Innovations in connection with the NOAA Contract shall be subject to mutual agreement of the parties.

(ii) in connection with Luna Innovations’ engagement under any United States Government Small Business Innovation Research Program (“SBIR Program”), Small Business Technology Transfer Program (“STTR Program”), or other small business set-aside government program under the U.S. Small Business Administration (“Small Business Programs”), subject to the provisions of this subsection. In the event any engagement in Small Business Programs on or after the Closing Date results in the development of technology that is directly related to wireless sensing technology and products (“Developed Technology”) and Purchaser or its affiliates made any Intellectual Property Rights available to Luna Innovations in connection with Luna Innovations’ fulfillment of such engagement and such Developed Technology is derived from or constitutes modifications or enhancements to such Intellectual Property Rights, then Luna Innovations shall assign to Purchaser all Intellectual Property Rights in such Developed Technology, subject to (i) Luna Innovations’ obtaining any required consent from Baker Hughes Incorporated and Luna Energy, LLC and (ii) any Intellectual Property Rights that the customer under such engagement may acquire pursuant to the contract for such engagement or pursuant to federal law or regulations. In the event any engagement in Small Business Programs on or after the Closing Date results in the development of Developed Technology and Purchaser or its affiliates made any Intellectual Property Rights available to Luna Innovations in connection with Luna Innovations’ fulfillment of such engagement and such Developed Technology is not derived from such Intellectual Property Rights, then Luna Innovations shall grant Purchaser a perpetual, nonexclusive, royalty-free license to such Developed Technology, (i) subject to Luna Innovations’ obtaining any required consent from Baker Hughes Incorporated and Luna Energy, LLC and (ii) any Intellectual Property Rights as the customer under such engagement may acquire pursuant to the contract for such engagement or pursuant to federal law or regulations. Without limiting the generality of the foregoing, Luna Innovations shall have the right to subcontract any portion of its contracts under such Small Business Programs. Purchaser hereby covenants and agrees to use commercially reasonable efforts to provide and make available to Luna Innovations, upon commercially reasonable terms, such Intellectual Property Rights as Luna Innovations shall reasonably require in connection with Luna Innovations’ fulfillment of its contracts under such Small Business Programs. Notwithstanding anything in this Section 6.6(b)(ii) to the contrary, Purchaser shall not be required to provide or make available to Luna Innovations any Intellectual Property Rights with respect to contracts under such Small Business Programs that are expected to lead to the development of “Innovations Newly-Developed IP” in the “Field” (as such terms are defined in the Technology Agreement). In the event that, during the Non-Compete Period, Luna Innovations develops Developed Technology under a contract under such Small Business Programs that is directly applicable to the Luna i–Monitoring Business in the Upstream Petroleum Market, then Luna Innovations shall grant Purchaser a perpetual, non-exclusive, royalty-free license to such Developed Technology, regardless of whether Purchaser or the Company provided or made available to Luna Innovations any Intellectual Property Rights in connection with such contract, subject to any Intellectual Property Rights that the customer may acquire pursuant to the contract for such engagement or pursuant to federal law or regulations.

(iii) except in connection with the NOAA Contract under Section 6(b)(i), and in connection with an engagement under any SBIR Program, STTR Program or other Small Business Programs under Section 6(b)(ii), in connection with (A) specific customer sales opportunities to provide wireless sensing devices and technology to specifically identified end-user customers, or (B) Luna Innovations’ entry into a vertical market in the Non-Upstream Petroleum

Luna i–Monitoring Business, either as part of Luna Innovations’ business or through a separate entity by means of a spin-off, joint venture, third party license, and similar arrangement (each, an “LI Opportunity”), in each case upon (x) Luna Innovations’ prior written notice (the “LI Notice”) to Purchaser of Luna Innovations’ desire to pursue such LI Opportunity and such information with respect to the LI Opportunity as the Purchaser may reasonably request, and (y) Purchaser’s prior written consent, which consent shall not be unreasonably withheld, if Purchaser reasonably determines that Purchaser shall not itself or through a third party meaningfully pursue such LI Opportunity using commercially reasonable efforts and deploying reasonably sufficient resources within a commercially reasonable period from the date of such LI Notice. Purchaser shall notify Luna Innovations as to whether or not it consents to Luna Innovations pursuing an LI Opportunity pursuant to Section 6.6(b)(iii)(A) above within thirty (30) days of receipt of an LI Notice. Purchaser shall notify Luna Innovations as to whether or not it consents to Luna Innovations pursuing an LI Opportunity pursuant to Section 6.6(b)(iii)(B) above within ninety (90) days of receipt of an LI Notice. Luna Innovations may not provide more than two LI Notices, each for a specifically identified LI Opportunity, pursuant to Section 6.6(b)(iii)(B) above during any twelve-month period. Notwithstanding anything in this Section 6.6(b)(iii) to the contrary, no LI Notice or Purchaser consent shall be required in connection with an LI Opportunity that involves only fiber optic sensors.

In the event that Purchaser does not provide consent to Luna Innovations to pursue an LI Opportunity upon receipt on an LI Notice pursuant to this Section 6.6(b)(iii), Purchaser agrees to cooperate in good faith with Luna Innovations in verifying that Purchaser or a third party is actually pursuing such LI Opportunity pursuant to the terms of this Section 6.6(b)(iii) or, if Purchaser or a third party is not intending to pursue such LI Opportunity, Purchaser agrees to provide to Luna Innovations in reasonable detail the reason(s) for Purchaser not granting its consent. Without limiting the generality of the foregoing, Purchaser shall not be required to consent to any LI Opportunity that would permit a third party to compete with the Company Entities or the Purchaser Entities. In the event that Purchaser provides Luna Innovations consent to pursue an LI Opportunity pursuant to this Section 6.6(b)(iii), and provided Purchaser is willing to make Intellectual Property and/or Wireless Sensing Products available to Luna Innovations in connection with the LI Opportunity, then Luna Innovations and Purchaser covenant and agree that the parties shall negotiate in good faith for Luna Innovations to (x) purchase or license such Wireless Sensing Products from Purchaser, and (y) license such Intellectual Property Rights from Purchaser, in each case upon commercially reasonable terms, as are reasonably required for Luna Innovations to pursue such LI Opportunity. In the event Purchaser provides consent to Luna Innovations to pursue an LI Opportunity, Luna Innovations agrees to cooperate with Purchaser in verifying that Luna Innovations is actually pursuing such LI Opportunity using commercially reasonable efforts and deploying reasonably sufficient resources within a commercially reasonable time from the date of such LI Notice.

(c) Nothing in this Section 6.6 shall restrict Luna Innovations or Murphy from engaging in the Restricted Market during the Non-Compete Period in connection with Luna Innovations’ ownership interest in Luna Energy, LLC, provided Luna Innovations will not provide development or other services to Luna Energy, LLC for wireless communications during the Non-Compete Period.

(d) Notwithstanding anything set forth in this Section 6.6 and this Agreement to the contrary, nothing herein shall preclude Luna Innovations or Murphy, as applicable, or any of their affiliates from (i) licensing any Intellectual Property Rights which Luna Innovations or its affiliates retain rights to or ownership of (excluding Intellectual Property Rights for which rights were licensed or otherwise transferred to the Company or IHS Sub by Luna Innovations) to any person or entity, so long as such licensing by Luna Innovations is not in violation of the terms and conditions of this Agreement (including this Section 6.6) or any other Transaction Documents, (ii) acquiring and thereafter operating, or investing in, any business or entity (an “Acquired Business”), provided that not more than ten percent (10%) of the revenues of the Acquired Business is not, at the time of acquisition by Luna Innovations or its affiliates, derived from activities which would be precluded under this Section 6.6, and the activities which are precluded are either terminated or divested to an independent third party within six (6) months of the acquisition, or (iii) being a passive owner of not more than one percent (1%) of the outstanding stock of any class of a competing corporation of Purchaser in the Luna i–Monitoring Business that is publicly traded, so long as Luna Innovations has no active participation in the business of such corporation.

(e) During the (i) two (2) year period following the Closing Date with respect to the Key Employees, and (ii) one (1) year period following the Closing Date with respect to all Transferred Employees other than the Key Employees, Luna Innovations and Murphy shall not directly or indirectly hire or solicit for employment or consulting or other services on their own behalf or on behalf of any other Person any Transferred Employee unless such Transferred Employee is terminated by the Company or resigns from the Company as a result of (A) a Business Termination Decision, (B) a non-performance-related lay-off or reduction in force, (C) a reduction in such Transferred Employee’s base salary of more than five percent (5%), or (D) the relocation of the Company’s business more than thirty (30) miles from Roanoke, Virginia or Blacksburg, Virginia; provided, however, nothing in this Section 6.6(e) shall prevent the Key Employees from serving on boards of directors, committees of boards of directors, advisory boards or other advisory roles as permitted under the Key Employee Agreements.

(f) Notwithstanding any other provision of this Agreement, it is understood and agreed that any remedies at law would be inadequate in the case of any breach of the covenants contained in this Section 6.6. The Purchaser Entities and the Company Entities shall be entitled to equitable relief, including the remedy of specific performance, with respect to any breach or attempted breach of the covenants contained in this Section, without the necessity of posting bond.

(g) The parties hereto agree that the duration and area for which the covenant not to compete set forth in this Section 6.6 is to be effective are reasonable. In the event that any court determines that the time period or the area, or both of them, are unreasonable and that such covenant is to that extent unenforceable, the parties hereto agree that the covenant shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The parties intend that this covenant shall be deemed to be a series of separate covenants, one for each and every political subdivision of each and every state of the United States of America and each and every political subdivision of each and every country throughout the world where this covenant is intended to be effective.

6.7 Consistent Operations; Adequate Capital. In addition to the terms of Section 6.2 above, at and after the Closing Date and during the Earn-Out Period, the Purchaser Entities shall use commercially reasonable efforts to operate the Company’s business in good faith so as to not materially adversely impact (i) the ability of the Company to develop, manufacture, market and sell Wireless Sensing Products, and (ii) the Earn-Out Consideration to be earned by Sellers during the Earn-Out Period. Subject to Sections 2.2 and 6.2 hereof, the Purchaser Entities shall not be liable to the Sellers hereunder with respect to any decision, and any exercise thereof, to cease operations of the Company’s business and/or the sale, license and/or development of Wireless Sensing Products that is made in good faith and in the exercise of reasonable business judgment (each, a “Business Termination Decision”); provided, however, a Company Change of Control, a Subsequent Company Change of Control or a Purchaser Change of Control shall not be deemed a Business Termination Decision hereunder if such successor entities in good faith continue the operations of the Company’s business and/or the sale, license and development of Wireless Sensing Products. In the exercise of such judgment, Purchaser may consider appropriate market factors, including the ability to develop Wireless Sensing Products that meet the functionality and performance required by the Upstream Petroleum Market and the degree of acceptance of the Wireless Sensing Products by the Upstream Petroleum Market.

6.8 Effect of a Business Termination Decision. In the event that any Purchaser Entity exercises Purchaser’s Business Termination Decision pursuant to Section 6.7 hereof and ceases the operations of the Company’s business and/or the sale, license and/or development of Wireless Sensing Products during the Earn-Out Period, then the Purchaser, IHS Sub and the Sellers acknowledge and agree as follows:

(a) Sections 6.3, 6.5, 6.6 and 9.11 hereof shall become null and void and shall have no further force or effect.

(b) The Key Employee Agreements shall become null and void and shall have no further force or effect; provided, Purchaser shall be obligated to pay all compensation, bonus and benefits earned and other obligations of the Company as provided for under the Key Employee Agreements.

(c) The Subcontracts shall become null and void and shall have no further force or effect.

6.9 Additional Transaction Costs. In the event of any fees, expenses, costs or expenditures incurred by the Company from the Closing Creditors in connection with the Agreement in addition to the Transaction Costs, Sellers shall be responsible for and shall pay all such amounts.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

7.1 Termination. Except as provided in Section 7.3 this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(a) by mutual written consent duly authorized by Purchaser and the Seller Majority;

(b) by either Purchaser or the Seller Majority if the Closing Date shall not have occurred for any reason by October 31, 2003, (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose (or whose affiliate’s) action or failure to act has been a principal cause of or resulted in the failure of the Closing Date to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement;

(c) by either Purchaser or the Seller Majority if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby, which order, decree, ruling or other action is final and nonappealable;

(d) by Purchaser, upon a breach in any material respect of any representation, warranty, covenant or agreement on the part of Sellers set forth in this Agreement, or if any representation or warranty of Sellers shall have become untrue in any material respect, in either case such that the conditions set forth in Section 3.2(a) would not be satisfied by the End Date, provided, that if such inaccuracy in Sellers’ representations and warranties or breach by Sellers is curable by Sellers through the exercise of their commercially reasonable efforts, then Purchaser may not terminate this Agreement under this Section 7.1(d) prior to the End Date, provided Sellers continue to exercise commercially reasonable efforts to cure such breach (it being understood that Purchaser may not terminate this Agreement pursuant to this paragraph (d) if it shall have materially breached this Agreement or if such breach by Seller is cured prior to the End Date); and

(e) by the Seller Majority, upon a breach in any material respect of any representation, warranty, covenant or agreement on the part of Purchaser set forth in this Agreement, or if any representation or warranty of Purchaser shall have become untrue in any material respect, in either case such that the conditions set forth in Section 3.2(b) would not be satisfied by the End Date, provided, that if such inaccuracy in Purchaser’s representations and warranties or breach by Purchaser is curable by Purchaser through the exercise of its commercially reasonable efforts, then the Seller Majority may not terminate this Agreement under this Section 7.1(e) prior to the End Date, provided Purchaser continues to exercise commercially reasonable efforts to cure such breach (it being understood that the Seller Majority may not terminate this Agreement pursuant to this paragraph (e) if any Seller shall have materially breached this Agreement or if such breach by Purchaser is cured prior to the End Date).

7.2 Notice of Termination. Any termination of this Agreement under Section 7.1 will be effective immediately upon the delivery of written notice thereof by the terminating party to the other parties hereto (or, in the case of termination pursuant to Section 7.1(d) or Section 7.1(e), on the date specified therein).

7.3 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto, or its affiliates, officers, directors or stockholders, provided that each party shall remain liable for any breaches of this Agreement prior to its termination; provided that Article IX and this Section 7.3 of this Agreement shall remain in full force and effect and survive any termination of this Agreement. Notwithstanding the foregoing, no termination of this Agreement shall relieve any party from liability for any breach hereof prior to such termination.

7.4 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of Purchaser and the Seller Majority.

7.5 Extension; Waiver. At any time prior to the Closing, Purchaser, on the one hand, and Seller Majority, on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE VIII

INDEMNIFICATION

8.1 Survival of Representations, Warranties and Covenants. The representations and warranties of the parties contained in this Agreement or in any instrument delivered pursuant hereto shall survive the Closing Date and shall be effective with respect to any breach thereof, and will remain in full force and effect for a period of eighteen (18) months from the Closing Date, provided, however, that (i) the representations and warranties of Luna Innovations contained in Sections 4.2, 4.6 (with respect to environmental matters), 4.10(a), 4.10(d), and 4.12, the Sellers contained in 4.19, and the representations and warranties of Purchaser contained in Sections 5.2 and 5.5 shall survive for the longer of the period of three (3) years from the Closing Date or any applicable statute of limitations period; and (ii) the representations and warranties made by Luna Innovations with respect to Tax obligations and liabilities shall survive for such period of time as shall be available to taxing authorities for the assessment of Taxes (including any extension of such period by waiver or otherwise) and for six (6) months after the end of such period. The covenants and agreements of the parties contained in this Agreement or in any instrument delivered pursuant hereto shall survive the Closing Date and shall be effective without limit to their term.

8.2 Indemnification by the Sellers.

(a) Subject to Sections 8.2(c) and 8.4 hereof, the Sellers agree severally, but not jointly, to indemnify and hold harmless the Purchaser and its directors, officers, employees, affiliates (including, without limitation, the Company) successors and permitted assigns (the “Purchasers Indemnitees”) from and against any claims, losses, damages and out-of-pocket expenses (including legal expenses) (collectively, “Losses”) which may be sustained, suffered or incurred by reason of or arising from a breach of any representation, warranty, covenant or agreement of Luna Innovations and/or any other Seller contained in this Agreement or the Transaction Documents, or a claim by a third party that, without regard to the merits of the claim, would constitute such a breach.

(b) Subject to Section 8.2(c) and 8.4 hereof, and except for the liabilities and obligations set forth on Schedule 4.5, Luna Innovations agrees to indemnify and hold harmless the Purchaser Indemnitees from and against any Losses which may be sustained, suffered or incurred by reason of or arising from (i) any unpaid Taxes of the Company prior to the Closing Date or (ii) any other obligations arising out of or relating to the operation of the Luna i–Monitoring Business or the ownership of the Luna i–Monitoring Assets prior to the Closing Date.

(c) Notwithstanding anything to the contrary in Section 8.2(a) or 8.2(b) hereof, (i) the Sellers shall not be required to make any payment with respect to indemnification pursuant to Section 8.2(a) for breach of any representation or warranty, or pursuant to Section 8.2(b), until the aggregate amount of losses, damages and expenses sustained, suffered or incurred by the Purchaser Indemnities pursuant to Section 8.2(a) by reason of or arising from breaches of representations and warranties, or pursuant to Section 8.2(b), exceeds on a cumulative basis $25,000, in which case the Sellers shall be responsible for all losses, damages and expenses above the first $25,000 thereof, and (ii) the obligation of Sellers to indemnify the Purchaser Indemnities pursuant to Section 8.2(a) for breach of any representation or warranty, or pursuant to Section 8.2(b), shall be limited in the aggregate to the cash Purchase Price actually paid to the Sellers (the “Indemnification Limitation”); provided, however, nothing in this Section 8.2(c) shall prevent Purchaser from exercising any right of off-set against Earn-Out Consideration Purchaser is otherwise obligated to pay to the Sellers; and, provided further, however, the Indemnification Limitation shall not apply to Losses that result from Sellers’ fraud or fraudulent misrepresentations. The liability of each Seller pursuant to Section 8.2(a) and 8.2(b) shall be several and not joint and (A) with respect to claims for Losses made by Purchaser Indemnitees prior to nine (9) months after the Closing Date, shall be calculated pro rata based on such Seller’s pro rata share of the Purchase Price actually paid to the Sellers and (B) with respect to claims for Losses made by Purchaser Indemnitees between nine (9) months after the Closing Date and the end of the applicable indemnification period, shall be calculated as follows: (x) with respect to Luna Innovations, one hundred percent (100%) of the share of the Purchase Price actually paid to Luna Innovations, and (y) with respect to the Sellers other than Luna Innovations, fifty percent (50%) of such Seller’s share of the Purchase Price actually paid to such Seller.

(d) The obligations of the Sellers to indemnify the Purchaser Indemnitees pursuant to Section 8.2 are primary obligations of the Sellers. Each Seller hereby waives any rights to seek or obtain indemnification, contribution or any other payment from the Company for claims, losses, damages or expenses which may be sustained, suffered or incurred pursuant to Section 8.2 whether such rights arise under any agreement between any Seller and the Company, the Company’s certificate of incorporation or by-laws or otherwise.

8.3 Indemnification by the Purchaser.

(a) Subject to Section 8.3(b) and 8.4 hereof, the Purchaser agrees to indemnify and hold harmless the Sellers and their respective directors, officers, employees, affiliates, successors and assigns (the “Seller Indemnitees”) from and against any Losses which may be sustained, suffered or incurred by reason of or arising from a breach of any representation, warranty, covenant or agreement of the Purchaser contained in this Agreement, or a claim by a third party that, without regard to the merits of the claim, would constitute such a breach.

(b) Notwithstanding anything to the contrary in Section 8.3(a), (i) Purchaser shall not be required to make any payment with respect to indemnification pursuant to Section 8.3(a) for breach of any representation or warranty, until the aggregate amount of losses, damages and expenses sustained, suffered or incurred by the Seller Indemnities pursuant to Section 8.3(a) by reason of or arising from breaches of representations and warranties exceeds on a cumulative basis $25,000, in which case the Purchaser shall be responsible for all losses, damages and expenses above the first $25,000 thereof, and (ii) the obligation of Purchaser to indemnify the Seller Indemnities pursuant to Section 8.3(a) for breaches of representations and warranties shall be limited in the aggregate Nine Million Dollars ($9,000,000); provided, however, the Indemnification Limitation shall not apply to Losses that result from Purchasers’ fraud or fraudulent misrepresentations.

8.4 Procedure for Indemnification. Any notice of a claim for indemnification under Section 8.2 or 8.3 (which shall be given as promptly as possible) shall state with reasonable specificity the provision(s) of this Agreement with respect to which the claim is made, the facts giving rise to the claim, and if ascertainable, the amount of the liability asserted by reason of the claim. Promptly after receipt by an indemnified party under Section 8.2 or 8.3 of notice of the commencement of any legal action, the indemnified party shall, if a claim in respect of the action is to be made against an indemnifying party under Section 8.2 or 8.3, as the case may be, give notice to the indemnifying party of the commencement of the action, but a failure to so notify the indemnifying party shall not relieve it of any liability it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of the action is prejudiced by the delay (it being understood that any notice of claim for misrepresentation or breach of warranty must be given within the applicable time period set forth in Section 8.1). In case any such action shall be brought against an indemnified party and it shall give notice to the indemnifying party of the commencement of the action, the indemnifying party shall be entitled to participate in the action and, to the extent that it shall wish, to assume the defense of the action with counsel reasonably satisfactory to the indemnified party. If the indemnifying party notifies the indemnified party of its election so to assume the defense of the action, the indemnifying party shall control the defense of the action and shall not be liable to the indemnified party under Section 8.2 or 8.3, as the case may be, for any fees of other counsel or any other expenses, in each case subsequently incurred by the indemnified party in connection with the defense of the action (it being understood, however, that the indemnified party shall be entitled to participate in the action at its own cost and expense). If an indemnifying party assumes the defense of an action, no compromise or settlement of the action may be effected by the indemnifying party without the indemnified party’s consent, unless (a) there is no finding or admission of any violation of law and no effect on the business of the indemnified party and on any other claim that may be made against the indemnified party, and (b) the sole relief provided is monetary damages that are paid in full by the indemnifying party. If notice is given to an indemnifying party of the commencement of any action and it does not, within ten days after the indemnified party’s notice is given, give notice to the indemnified party of its election to assume the defense of the action, the indemnified party may assume the defense of the action and the indemnifying party shall be bound by any determination made in such action. The parties shall cooperate with each other in the defense of any third party claims described in this Section 8.

ARTICLE IX

MISCELLANEOUS

9.1 Notices. All notices, consents and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when (a) delivered by hand, (b) sent by telecopier (with receipt confirmed), provided that a copy is also sent as provided in (a) or (b) of this Section, or (c) sent by Express Mail, Federal Express or other generally recognized express delivery service (receipt requested), in each case to the appropriate addresses, and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate as to itself by notice to the other parties):

(a) If to the Purchaser or to IHS Sub:

IHS Energy Group Inc.

15 Inverness Way East

Englewood, CO 80112

Telecopier No.: (303) 736-3800

Attention: President

with a copy to:

IHS Group Services Inc.

1350 Avenue of the Americas, Suite 840

New York, New York 10019

Telecopier No.: (212) 850-8540

Attention: General Counsel

(b) If to Sellers:

Luna Innovations Incorporated

2851 Commerce Street

Blacksburg, VA 24060

Attention: Kent A. Murphy, Ph.D.

Telecopier No.: (540) 951-0760

with a copy to:

Wilson Sonsini Goodrich & Rosati, PC

11921 Freedom Drive, Suite 600

Reston, VA 20190

Attn: Trevor Chaplick, Esq.

Telecopier No.: (703) 734-3199

9.2 Jurisdiction. Subject to Section 2.2(f), any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Colorado or, if it has or can acquire jurisdiction, in the United States District Court for Colorado, and each of the parties hereby consents to the nonexclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in this Section may be served on any party through the procedures established for notice herein.

9.3 Entire Agreement. This Agreement, and the Exhibits, Schedules and Disclosure Schedule hereto (all of which are an integral part of this Agreement), constitute the entire agreement and understanding of the Sellers and the Purchaser with respect to the matters herein set forth, and all prior negotiations, understandings, communications, representations, and agreements of the parties hereto relating to the subject matter of this Agreement, whether written or oral, are merged herein and are superseded and canceled by this Agreement, including, without limitation, any financial or other projections or predictions regarding the Luna i–Monitoring Assets, the Luna i–Monitoring Business or the Earn-Out Consideration. Prior drafts shall have no interpretive effect.

9.4 Construction. When the context so requires, references herein to the singular number include the plural and vice versa and pronouns in the masculine or neuter gender include the feminine. The headings contained in this Agreement and the tables of contents, exhibits and schedules are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

9.5 Assignment. This Agreement may not be assigned without the prior written consent of the Purchaser and the Seller Majority, which consent shall not unreasonably be withheld, except that, subject to Sections 2.2 and 6.2 hereof, Purchaser may assign this Agreement without any consent to an acquiring Person in connection with a Company Change of Control or pursuant to Section 9.10 hereof.

9.6 Waivers and Amendments. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the Purchasers and the Seller Majority hereto or, in the case of a waiver, by either Purchaser or the Seller Majority, as the applicable party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, shall preclude any other right, power or privilege hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have under applicable law.

9.7 Further Assistance. Each party shall from time to time at and after the date hereof execute and deliver such documents and other papers and perform such further acts, as the other party may reasonably request to carry out the purpose and intent of this Agreement, including any such further documents and acts as Purchaser may reasonably request in connection with the LI Transfer Documents.

9.8 Headings. The headings in this Agreement, and in the Exhibits, Schedules and Disclosure Schedules hereto, are for the convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

9.9 Severability. If and to the extent that any court of competent jurisdiction holds any provisions (or any part thereof) of this Agreement to be invalid or unenforceable, such holding shall in no way affect the validity of the remainder of this Agreement.

9.10 Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. The Purchaser may assign its right to purchase the Securities to an affiliate of the Purchaser; provided, however, such assignment shall not limit the Purchaser’s obligations hereunder. IHS Sub may assign its right to purchase the Purchaser Transferred Property to an affiliate of Purchaser; provided, however, such assignment shall not limit the Purchaser’s or IHS Sub’s obligations hereunder.

9.11 Nondisclosure. Each of the Sellers agrees that it will not, at any time hereafter, make use of or disclose (except to the Purchaser or IHS Sub) any proprietary information (except that which is in the public domain) relating to the business, technology products, customers, suppliers or other affairs of the Company and/or the Luna i–Monitoring Business, the (“Proprietary Information”), except that disclosure of the Proprietary Information may be made (i) as required by law, regulation, rule or order, subpoena, judicial order or similar order, provided the Purchaser is given prior notice and the opportunity to seek a protective order or other limitation on such disclosure; (ii) to Sellers’ respective legal counsel or accountant and any professional tax advisor to the extent that they need to know the Proprietary Information in order to provide such legal counsel, tax advice or tax treatment or to prepare tax returns, as applicable, provided such advisors are required to maintain the confidentiality of the Proprietary Information; (iii) by Luna Innovations to the extent, if any, permitted by any license which Luna Innovations has to any Intellectual Property Rights of the Company pursuant to a license entered into between Luna Innovations and the Company subsequent to the Closing Date; (iv) by Luna Innovations in connection with its obligations under the Subcontracted SBIR Contracts mentioned in Section 6.4; and (v) by Luna Innovations in connection with its use of Retained Assets, subject to Section 3 of the Non-Exclusive Intellectual Property License Agreement and subject to the Exclusive Intellectual Property License Agreement.

9.12 Expenses. Except as herein otherwise provided, the Sellers, IHS Sub and the Purchaser shall bear their respective direct and indirect legal and other fees and expenses incurred in connection with the negotiation, preparation or execution of this Agreement, including, but not limited to, all fees and expenses of agents, representatives, counsel and accountants. Without limiting the generality of the foregoing, the Company shall not be charged for any of the foregoing expenses.

9.13 Public Announcements. Neither Sellers, Purchaser, IHS Sub, their respective affiliates, nor the agents and representatives of Purchaser, Sellers, IHS Sub, or their affiliates, will make any press release or public announcement concerning the existence of this Agreement or the transactions contemplated hereby, except to the extent legally required to do so after consultation with the other party hereto, or with the prior consent of the other party hereto.

9.14 No Third-Party Rights. This Agreement is intended for the exclusive benefit of the parties hereto and their respective successors and assigns. Except as expressly noted, nothing contained in this Agreement shall be construed as granting any rights or benefits in or to any third party, and no Person shall assert any rights as third-party beneficiary hereunder.

9.15 Acknowledgement. The parties each acknowledge that all the terms and conditions in this Agreement and the other Transaction Documents have been the subject of active and complete negotiation between the parties and represent the parties’ agreement based upon all relevant considerations. The parties agree that the terms and conditions of this Agreement and such other documents shall not be construed in favor of or against any party by reason of the extent to which any party or its professional advisors participated in the preparation hereof or thereof.

9.16 Governing Law. This Agreement shall be governed by, and be construed in accordance with, the laws of the State of Delaware, without regard to the conflict of laws principles thereof.

9.17 Failure to Close. If for any reason this Agreement is terminated prior to Closing, Purchaser shall promptly upon the request of Sellers return to Sellers and the Company all documents and other information, including all originals and all copies thereof, theretofore delivered to Purchaser by or on behalf of Sellers or the Company and shall destroy any notes made therefrom.

9.18 Exhibits and Schedules. The Exhibits, Schedules and Disclosure Schedules attached hereto are incorporated into this Agreement and shall be deemed a part hereof as if set forth herein in full. References herein to “this Agreement” and the words “herein,” “hereof” and words of similar import refer to this Agreement (including Exhibits, Schedules and Disclosure Schedules) as an entirety. In the event of any conflict between the provisions of this Agreement and any such Exhibit, Schedule or Disclosure Schedule, the provisions of this Agreement shall control.

9.19 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Share Purchase and Asset Transfer Agreement to be duly executed as of the day and year first above written.

PURCHASER:

IHS ENERGY GROUP INC.

By:
Name:
Title:

SELLERS:

LUNA INNOVATIONS INCORPORATED

By:
Name:
Title:

Kent A. Murphy, in his individual capacity

Kenneth D. Ferris, in his individual capacity

Roberta Denise Couch, in her individual capacity

Walter Daub, in his individual capacity

Robert L. Martinet, in his individual capacity

Michael F. Gunther, in his individual capacity

Robert M. Harman, in his individual capacity

SIGNATURE PAGE TO SHARE PURCHASE AND ASSET TRANSFER AGREEMENT

IHS SUB:

IHS ENERGY INNOVATIONS, INC.

By:
Name:
Title:

SIGNATURE PAGE TO SHARE PURCHASE AND ASSET TRANSFER AGREEMENT